Exhibit (a)(1)(A)

WILLIAMS-SONOMA, INC.

OFFER TO EXCHANGE

CERTAIN OUTSTANDING OPTIONS AND

STOCK-SETTLED STOCK APPRECIATION RIGHTS

FOR RESTRICTED STOCK UNITS

This document constitutes part of the prospectus relating to the 2001 Long-Term Incentive Plan, 2000

Nonqualified Stock Option Plan and Amended and Restated 1993 Stock Option Plan

covering securities that have been registered under the Securities Act of 1933, as amended.

March 16, 2009

WILLIAMS-SONOMA, INC.

Offer to Exchange Certain Outstanding Options and

Stock-Settled Stock Appreciation Rights for Restricted Stock Units

This offer and withdrawal rights will expire at 9:00 p.m., Pacific Time,

on April 10, 2009 unless we extend the expiration date.

By this offer, Williams-Sonoma, Inc. and our subsidiaries (collectively referred to as “Williams-Sonoma,” the “Company,” “we,” “our” or “us”) are giving eligible associates the opportunity to exchange some or all of their outstanding options and stock-settled stock appreciation rights with an exercise price greater than $27.72 per share (which approximates the 52-week high of our per share stock price as of the start of this offer) that were granted on or before August 9, 2007, whether vested or unvested, for restricted stock units. Restricted stock units are a promise by Williams-Sonoma to issue shares of our common stock in the future provided the vesting criteria are satisfied.

If you participate in the offer, the number of restricted stock units you receive will depend on the exercise price of the eligible options or stock-settled stock appreciation rights that you elect to exchange.

We will grant restricted stock units following the expiration of the offer on the same calendar day on which we cancel the exchanged awards (the “restricted stock unit grant date”). We expect the restricted stock unit grant date to be April 10, 2009. If the expiration date is extended, the restricted stock unit grant date similarly will be delayed. The restricted stock units will be granted under the terms of the Company’s 2001 Long-Term Incentive Plan.

The vesting schedule of the restricted stock units will be determined on a grant-by-grant basis, based on the vesting schedule of the eligible awards that the restricted stock units replace. The vesting schedule of the restricted stock units is detailed in Section 9 of this Offer to Exchange Certain Outstanding Options and Stock-Settled Stock Appreciation Rights for Restricted Stock Units (the “Offer to Exchange”). Vesting is conditioned upon continued employment with us through each applicable vesting date.

Our common stock is traded on the New York Stock Exchange under the symbol “WSM.” On March 10, 2009, the closing price of our common stock was $8.54 per share. You should evaluate the risks related to our business, our common stock, and this offer, and review current market quotes for our common stock, among other factors, before deciding to participate in this offer.

See “Risks of Participating in the Offer” beginning on page 16 for a discussion of risks that you should consider before participating in this offer.

IMPORTANT

If you choose to participate in the offer, you must submit your election via the offer website at the website address: https://wsiequityawardexchange.com, or deliver a completed election form via facsimile or e-mail (via PDF or similar imaged document file) on or before 9:00 p.m., Pacific Time, on April 10, 2009 to:

Williams-Sonoma, Inc.

Attention: Compensation Department

Fax: (415) 283-3622

E-mail: wsiequityawardexchange@wsgc.com

Responses submitted by any other means, including hand delivery, interoffice, U.S. mail (or other post) and Federal Express (or similar delivery service) are not permitted.

The delivery of all documents, including elections and withdrawals, is at your own risk. Only responses that are complete and actually received by Williams-Sonoma by the deadline will be accepted.

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If your election or withdrawal is received by Williams-Sonoma via facsimile or e-mail, Williams-Sonoma intends to confirm the receipt of your election and/or any withdrawal by e-mail, or, if you do not have a corporate e-mail address, to send you a confirmation via U.S. mail, within five U.S. business days. If you do not receive a confirmation, it is your responsibility to confirm that we have received your election and/or any withdrawal.

Confirmation statements for submissions through the offer website may be obtained by clicking on the “Generate a Confirmation Statement” button after submitting your election or withdrawal. You should print and save a copy of the confirmation for your records.

Neither the U.S. Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these securities or passed judgment upon the accuracy or adequacy of this offer. Any representation to the contrary is a criminal offense.

You should direct questions about this offer and requests for additional copies of this Offer to Exchange and the other offer documents to:

Williams-Sonoma, Inc.

Attention: Compensation Department

3250 Van Ness Ave.

San Francisco, CA 94109

Phone: (415) 616-7778

Fax: (415) 283-3622

E-mail: wsiequityawardexchange@wsgc.com

Offer to Exchange dated March 16, 2009

You should rely only on the information contained in this Offer to Exchange or documents to which we have referred you. We have not authorized anyone to provide you with different information. We are not making an offer of the restricted stock units in any jurisdiction where the offer is not permitted. However, we may, at our discretion, take any actions necessary for us to make the offer to holders of options and/or stock-settled stock appreciation rights in any of these jurisdictions. You should not assume that the information provided in this Offer to Exchange is accurate as of any date other than the date as of which it is shown, or if no date is indicated otherwise, the date of this offer. This Offer to Exchange summarizes various documents and other information. These summaries are qualified in their entirety by reference to the documents and information to which they relate.

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TABLE OF CONTENTS

SUMMARY TERM SHEET AND QUESTIONS AND ANSWERS	1

RISKS OF PARTICIPATING IN THE OFFER	16

Risks that Are Specific to this Offer	17

Risks Relating to Our Business, Generally	18

THE OFFER	31

1. Eligibility	31

2. Number of awards; expiration date	31

3. Purposes of the offer	34

4. Procedures for electing to exchange awards	35

5. Withdrawal rights and change of election	37

6. Acceptance of awards for exchange and issuance of restricted stock units	39

7. Conditions of the offer	39

8. Price range of shares underlying the awards	41

9. Source and amount of consideration; terms of restricted stock units	42

10. Information concerning Williams-Sonoma	48

11. Interests of directors and named executive officers; transactions and arrangements concerning the awards	49

12. Status of awards acquired by us in the offer; accounting consequences of the offer	51

13. Legal matters; regulatory approvals	51

14. Material income tax consequences	52

15. Extension of offer; termination; amendment	54

16. Fees and expenses	55

17. Additional information	55

18. Financial statements	56

19. Miscellaneous	56

SCHEDULE A	Information Concerning the Named Executive Officers and Directors of Williams-Sonoma, Inc.	A-1

SCHEDULE B	Financial Information of Williams-Sonoma, Inc.	B-1

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SUMMARY TERM SHEET AND QUESTIONS AND ANSWERS

The following are answers to some of the questions that you may have about this offer. You should read carefully this entire Offer to Exchange, the accompanying message from Howard Lester, our Chief Executive Officer, dated March 16, 2009, the election and withdrawal forms together with their associated instructions and the guide to the equity award exchange program. This offer is made subject to the terms and conditions of these documents as they may be amended. The information in this summary is not complete. Additional important information is contained in the remainder of this Offer to Exchange and the other offer documents. We have included in this summary references to other sections in this Offer to Exchange to help you find more complete information with respect to these topics.

Q1.	What is the offer?

A1.	This offer is a voluntary opportunity for eligible associates to exchange outstanding options and stock-settled stock appreciation rights with an exercise price greater than $27.72 per share, that were granted on or before August 9, 2007, for restricted stock units.

The following are some terms that are frequently used in this Offer to Exchange.

Terms Used in this Offer to Exchange

•	“52-week high” refers to the highest closing sales price of our common stock for the 52 weeks preceding the start of this offer. The 52-week high was $27.72.

•	“awards” refers to (a) options to purchase shares of Williams-Sonoma’s common stock and (b) stock-settled stock appreciation rights required to be settled in shares of Williams-Sonoma’s common stock.

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“cancellation date” refers to the same U.S. calendar day as the expiration date. This is the date when exchanged awards will be cancelled. We expect that the cancellation date will be April 10, 2009. If the expiration date is extended, then the cancellation date similarly will be delayed.

•	“common stock” refers to Williams-Sonoma, Inc. common stock.

•

“eligible associate” refers to an employee of Williams-Sonoma (which, for purposes of this offer, includes all subsidiaries of Williams-Sonoma) who is based in the United States as of the commencement of the offer and through the cancellation date. However, any employee who was notified in January 2009 that his or her scheduled termination date is prior to April 10, 2009 is not an eligible associate. In addition, our named executive officers and the members of our board of directors, in each case, as of the commencement of the offer, are not eligible associates and may not participate in the offer.

•

“eligible awards” refers to options to purchase shares of Williams-Sonoma’s common stock and stock-settled appreciation rights that have an exercise price greater than $27.72 per share (which approximates the 52-week high of our per share stock price as of the start of this offer) that were granted on or before August 9, 2007, and remain outstanding and unexercised as of the expiration date.

•

“exchange simulator” refers to a tool which allows you to enter hypothetical future stock prices and see the stock price’s effect on the potential future values of your eligible awards or restricted stock units that would replace your exchanged awards. The exchange simulator is available on the offer website at https://wsiequityawardexchange.com. The exchange simulator does not calculate the actual or future value of eligible awards or restricted stock units, as the values generated by the tool depend on your estimate of the future value of our stock and do not take into account all relevant factors that may affect the actual value, such as taxes, etc. Note that the exchange simulator is being provided to you solely for your convenience, for purposes of providing limited mathematical simulations of the potential value that could be received from exchanging your eligible awards for restricted stock units. The exchange simulator does not take into account all of the factors that you should consider in deciding whether to participate in the offer. The exchange simulator is only an aid and does not in any way change or supplement the terms of the Offer to Exchange, nor does it constitute a recommendation as to whether you should or should not participate in the offer.

•	“exchanged awards” refers to all options and SSARs that you exchange pursuant to this offer.

•	“named executive officers” refers to those officers of Williams-Sonoma listed on Schedule A to this Offer to Exchange.

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“expiration date” refers to the date that this offer expires. We expect that the expiration date will be April 10, 2009, at 9:00 p.m., Pacific Time. We may extend the expiration date at our discretion. If we extend the offer, the term “expiration date” will refer to the time and date at which the extended offer expires.

•

“offer period” or “offering period” refers to the period from the commencement of this offer to the expiration date. This period will commence on March 16, 2009, and we expect it to end at 9:00 p.m., Pacific Time, on April 10, 2009.

•	“Offer to Exchange” refers to this Offer to Exchange Certain Outstanding Options and Stock-Settled Stock Appreciation Rights for Restricted Stock Units.

•	“options” refers to stock options to purchase shares of Williams-Sonoma’s common stock.

•	“Plan” refers to our 2001 Long-Term Incentive Plan.

•

“restricted stock unit grant date” refers to the date that is the same U.S. calendar date as the expiration date and the cancellation date. This is the date when restricted stock units will be granted. We expect that the restricted stock unit grant date will be April 10, 2009. If the expiration date is extended, then the restricted stock unit grant date similarly will be delayed.

•

“restricted stock units” refers to the restricted stock units issued pursuant to this offer that replace your exchanged awards. Restricted stock units are promises by Williams-Sonoma to issue shares of its common stock in the future provided the vesting criteria are satisfied. Restricted stock units granted in connection with this offer will be granted on the restricted stock unit grant date pursuant to the Plan and subject to the terms and conditions of a restricted stock unit agreement between you and the Company.

•	“SSARs” or “stock-settled stock appreciation rights” refers to stock appreciation rights required to be settled in shares of Williams-Sonoma’s common stock.

Q2.	How do I participate in this offer?

A2.	You may elect to participate in two ways: (i) through the offer website or (ii) by submitting your election form via facsimile or e-mail.

Electing Through the Offer Website:

1. To access the offer website, go to https://wsiequityawardexchange.com and log in to the website. When you log in for the first time, you will need to follow the instructions to register for the website.

2. After following the instructions on the offer website User Agreement, you may access various documents that provide further details about the offer. In addition, you may click on the “Start Here” button on the home page to access the exchange simulator, which will enable you to enter hypothetical future stock prices and see the stock price’s effect on the potential future values of your eligible awards or restricted stock units.

3. To make your election, click on the “Go to Make My Election” button and select the eligible awards that you would like to exchange by clicking on the boxes next to such eligible awards.

4. Authorize your election by entering your username and the randomly-generated, personalized authorization code to digitally “sign off” on your choices.

5. Click on the “Submit My Election” button to finalize your elections.

6. Click on the “Generate a Confirmation Statement” button on the following confirmation screen to print out a record of your election.

Your election must be received by us on or before the expiration date, currently expected to be 9:00 p.m., Pacific Time, on April 10, 2009.

Electing via Facsimile or E-mail:

If you choose not to utilize the offer website acceptance process, you may submit your election by sending your acceptance by facsimile or e-mail by using the fax number or e-mail address as provided below. You do not need to submit an election by facsimile or e-mail if you accept the offer via the offer website. To send your election by facsimile or e-mail, you must do the following on or before 9:00 p.m., Pacific Time, on the expiration date, currently expected to be April 10, 2009:

1. Properly complete and sign the attached election form.

2. Deliver the completed and signed election form via facsimile or e-mail (via PDF or similar imaged document file) to:

Williams-Sonoma, Inc.

Attention: Compensation Department

Fax: (415) 283-3622

E-mail: wsiequityawardexchange@wsgc.com

General Information:

You should note that if you elect to exchange any eligible award grant in this offer, you must elect to exchange all shares subject to such eligible award grant. If you hold more than one eligible award grant, however, you may choose to exchange one or more of such eligible award grants without having to exchange all of your eligible award grants. To help you recall your outstanding eligible awards and give you the information necessary to make an informed decision, please refer to the grant information available on the offer website at https://wsiequityawardexchange.com, which lists your eligible award grants, the grant date of your awards, vesting schedule of your awards, the exercise price of your awards and the number of outstanding shares subject to your outstanding awards. We will mail this information via U.S. mail to eligible associates who do not have company e-mail addresses.

The offer website also contains a tool, called the “exchange simulator,” which allows you to enter hypothetical future stock prices and see the stock price’s effect on the potential future values of your eligible awards or restricted stock units. Note that this tool will not calculate the actual or future value of eligible awards or restricted stock units, as the values generated by the tool depend on your estimate of the future value of our stock and do not take into account all relevant factors that may affect the actual value, such as taxes, etc. The exchange simulator is being provided to you solely for your convenience, for purposes of providing limited mathematical simulations of the potential value that could be received from exchanging your eligible awards for the grant of the restricted stock units. The exchange simulator does not take into account all of the factors that you should consider in deciding whether to participate in the offer. The exchange simulator is only an aid and does not in any way change or supplement the terms of the Offer to Exchange, nor does it constitute a recommendation as to whether you should or should not participate in the offer.

This is a one-time offer, and we will strictly enforce the offering period. We reserve the right to reject any awards tendered for exchange that we determine are not in appropriate form or that we determine are unlawful to accept. Subject to the terms and conditions of this offer, we will accept all properly tendered awards promptly after the expiration of this offer. (See Section 4)

We may extend this offer. If we extend this offer, we will issue a press release, e-mail or other communication disclosing the extension no later than 6:00 a.m., Pacific Time, on the U.S. business day following the previously scheduled expiration date.

The delivery of all documents, including elections and withdrawals, is at your own risk. Only responses that are complete and actually received by Williams-Sonoma by the deadline will be accepted.

If your election or withdrawal is received by Williams-Sonoma via facsimile or e-mail, Williams-Sonoma intends to confirm the receipt of your election and/or any withdrawal by e-mail, or, if you do not have a corporate e-mail address, to send you a confirmation via U.S. mail, within five U.S. business days. If you do not receive a confirmation, it is your responsibility to confirm that we have received your election and/or any withdrawal.

Confirmation statements for submissions through the offer website may be obtained by clicking on the “Generate a Confirmation Statement” button after submitting your election or withdrawal. You should print and save a copy of the confirmation for your records.

Responses submitted by any other means, including hand delivery, interoffice, U.S. mail (or other post) and Federal Express (or similar delivery service) are not permitted.

Q3.	How many restricted stock units will I receive for the awards that I exchange?

A3.	The number of restricted stock units that you receive will depend on the exercise price of your exchanged awards, as follows:

Per Share Exercise Price of Eligible Award	Restricted Stock Units for Exchanged Awards
$ 27.72 - $ 30.28	1 restricted stock unit for every 4.8 exchanged awards.
$ 30.29 - $ 30.33	1 restricted stock unit for every 3.7 exchanged awards.
$ 30.34 - $ 30.69	1 restricted stock unit for every 3.1 exchanged awards.
$ 30.70 - $ 31.49	1 restricted stock unit for every 3.8 exchanged awards.
$ 31.50 - $ 32.21	1 restricted stock unit for every 2.5 exchanged awards.
$ 32.22 - $ 32.30	1 restricted stock unit for every 5.0 exchanged awards.
$ 32.31 - $ 33.06	1 restricted stock unit for every 4.3 exchanged awards.
$ 33.07 - $ 34.38	1 restricted stock unit for every 2.9 exchanged awards.
$ 34.39 - $ 34.53	1 restricted stock unit for every 3.6 exchanged awards.
$ 34.54 - $ 34.93	1 restricted stock unit for every 3.1 exchanged awards.
$ 34.94 - $ 35.58	1 restricted stock unit for every 4.4 exchanged awards.
$ 35.59 - $ 38.84	1 restricted stock unit for every 4.1 exchanged awards.
$ 38.85 - $ 40.04	1 restricted stock unit for every 3.5 exchanged awards.
$ 40.05 - $ 40.43	1 restricted stock unit for every 4.2 exchanged awards.
$ 40.44 and higher	1 restricted stock unit for every 3.8 exchanged awards.

For purposes of this offer, including the exchange ratios, the term “award” generally refers to an option or SSAR. For purposes of applying the exchange ratios, fractional restricted stock units will be rounded down to the nearest whole restricted stock unit on a grant by grant basis. (See Section 2)

The exchange ratios are intended to result in the issuance of restricted stock units for which we will recognize little or no accounting expense. The calculations to determine the exchange ratios calculate the “fair value” of the eligible awards using a standard but complicated valuation method called “Black-Scholes,” which takes into account a number of different factors relating to the eligible awards, including their remaining term. As a result of this valuation method, the exchange ratios do not increase or decrease in a “straight line” according to exercise price.

Please note: The exchange ratios apply to each of your award grants separately. This means that the various eligible awards you hold may be subject to different exchange ratios. (See Section 2)

Example

If you exchange an option or SSAR grant covering 1,000 shares with an exercise price of $32.31, on the restricted stock unit grant date you will receive 232 restricted stock units. This is equal to the 1,000 shares divided by 4.3 (the exchange ratio for an eligible award with an exercise price of $32.31) and rounded down to the nearest whole restricted stock unit.

Q4.	Who may participate in this offer?

A4.	You may participate in this offer if you have eligible awards, you are an eligible associate of Williams-Sonoma at the time of this offer and you remain an eligible associate of Williams-Sonoma or a successor entity through the restricted stock unit grant date. Only employees based in the U.S. as of the start of the offer and on the expiration date will be eligible to participate. In addition, if you were notified in January 2009 that your scheduled termination date is prior to April 10, 2009 (the expected expiration date of the offer), you are not eligible to participate. Our named executive officers and the members of our board of directors as of the commencement of the offer also may not participate in the offer. (See Section 1)

Q5.	Why is Williams-Sonoma making this offer?

A5.	We are making this offer to improve the retention and incentive benefits of our equity awards. We believe that this offer will foster the retention of our valuable employees and better align the interests of our employees and shareholders to maximize shareholder value. We issued the currently outstanding awards to attract and retain the best available personnel and to provide additional incentives to our employees. Our stock price, like that of many other companies in the retail and home-related industries, has declined significantly in the past few years. We and other home goods retailers have been impacted by the downturn in the housing market and declining consumer confidence, as well as other macro-economic factors. As a result of these factors, most of our outstanding awards, whether or not they are currently exercisable, have exercise prices that are significantly higher than the current market price for our stock. These awards are commonly referred to as being “underwater.” By making this offer, we intend to provide eligible associates with the opportunity to receive restricted stock units that have greater retention value because such restricted stock units are more certain to provide compensatory income than the underwater awards. (See Section 3)

Q6.	Which of my options and stock appreciation rights are eligible?

A6.	Your eligible awards are those options to purchase shares of common stock of Williams-Sonoma and SSARs that have an exercise price greater than $27.72 per share, were granted on or before August 9, 2007, and remain outstanding and unexercised as of the expiration date, currently expected to be April 10, 2009. To help you recall your outstanding eligible awards and give you the information necessary to make an informed decision, please refer to the offer website at https://wsiequityawardexchange.com which lists your eligible award grants, the grant date of your awards, the vesting schedule of your awards, the exercise price of your awards and the number of outstanding shares subject to your outstanding awards. (See Section 2)

Q7.	Are there circumstances under which I would not be granted restricted stock units?

A7.	Yes. If, for any reason, you no longer are an employee of Williams-Sonoma on the restricted stock unit grant date, you will not receive any restricted stock units. Instead, you will keep your current eligible awards in accordance with their original terms. Except as provided by applicable law and/or any employment agreement between you and Williams-Sonoma, your employment with Williams-Sonoma will remain “at-will” regardless of your participation in the offer and can be terminated by you or your employer at any time with or without cause or notice. (See Section 1)

Moreover, even if we accept your eligible awards, we will not grant restricted stock units to you if we are prohibited from doing so by applicable laws. For example, we could become prohibited from granting restricted stock units as a result of changes in the SEC or New York Stock Exchange rules. We do not anticipate any such prohibitions at this time. (See Section 13)

In addition, if you hold an award that expires after the commencement of, but before the cancellation of awards under this offer, that particular award is not eligible for exchange. As a result, if you hold awards that expire before the currently scheduled cancellation date or, if we extend the offer such that the cancellation date is a later date and you hold awards that expire before the rescheduled cancellation date, those awards will not be eligible for exchange and such awards will continue to be governed by their original terms. (See Section 15)

Q8.	Am I required to participate in this award exchange?

A8.	No. Participation in this offer is completely voluntary. (See Section 2)

Q9.	Do I have to pay for my restricted stock units?

A9.	No. You do not have to make any cash payment to Williams-Sonoma to receive your restricted stock units or the common stock upon vesting of your restricted stock units. (See Section 9)

Q10.	When will my restricted stock units vest?

A10.	If the restricted stock unit vests according to the following vesting schedule, then each restricted stock unit will represent a right to receive one share of our common stock on a specified future date, subject to your continuing to be an employee of Williams-Sonoma through each relevant vesting date:

•	The vesting schedule of the restricted stock units will be determined on a grant-by-grant basis, based on the vesting schedule of the eligible award that the restricted stock units replace.

•

The restricted stock units will be scheduled to vest in equal installments on an annual basis from the restricted stock unit grant date and will vest ratably over the remaining vesting schedule (rounded up to the next full year) of the exchanged award.

•	None of the restricted stock units will be vested on the restricted stock unit grant date.

•

No restricted stock units will be scheduled to vest earlier than one year from their date of grant and no restricted stock units will be scheduled to vest earlier than the vesting dates of the exchanged awards.

•	The annual vesting date will be the anniversary of the date of grant of the restricted stock units.

•

If an exchanged award was fully vested on the cancellation date, 100% of the restricted stock units subject to the restricted stock unit grant will vest on the first anniversary of the restricted stock unit grant date.

We expect the restricted stock unit grant date will be April 10, 2009. Vesting of your restricted stock units is subject to the following conditions:

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Vesting on any given vesting date is subject to your continued employment with Williams-Sonoma or one of its subsidiaries through that vesting date. If your employment with us terminates (other than due to your death or disability; see Section 9 for details) before your restricted stock units vest, your restricted stock units will expire unvested and you will not be issued any shares of common stock pursuant to your restricted stock unit award. (See Section 1)

•	After the restricted stock units vest, continued employment with us is not required to retain the common stock issued under the restricted stock units.

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We will make minor modifications to the vesting schedule of any restricted stock units to eliminate fractional vesting (such that a whole number of restricted stock units will vest on each vesting date. This will be done by rounding down to the nearest whole number of restricted stock units that will vest on each vesting date and vesting the sum of the fractional restricted stock units (a whole number) on the last vesting date of the restricted stock unit vesting schedule, subject to your continued employment with us through such date. (See Section 9)

Example 1:

Assume that an eligible associate elects to exchange an eligible award grant covering 500 shares with an exercise price of $32.22 per share and the following vesting schedule:

Vesting Schedule
100 shares vested on May 27, 2006
100 shares vested on May 27, 2007
100 shares vested on May 27, 2008
100 shares are scheduled to vest on May 27, 2009
100 shares are scheduled to vest on May 27, 2010

Assume that on April 10, 2009 (the expected expiration date of the offer), the eligible associate surrenders the eligible award grant and, in accordance with the exchange ratios listed in Question and Answer 3, receives 100 restricted stock units. Subject to the eligible associate remaining employed by the Company through each such relevant date, the vesting schedule of the restricted stock units will be as follows:

Vesting Schedule
0 shares will be vested as of April 10, 2009
50 shares will be scheduled to vest on April 10, 2010
50 shares will be scheduled to vest on April 10, 2011

The eligible award grant was scheduled to vest fully on May 27, 2010, which is one year and two months from April 10, 2009, the restricted stock unit grant date in this example. The period remaining in the eligible award grant’s vesting schedule is rounded up to the nearest full year. In this example, such period will be 2 years. None of the restricted stock units will be vested on the date of grant. The restricted stock units will vest in equal annual installments such that 50% of the restricted stock units vest on the first anniversary of the restricted stock unit grant date and the remaining 50% vest on the second anniversary of the restricted stock unit grant date, subject to the eligible associate remaining employed by the Company through each such respective vesting date.

Example 2 (shows impact of rounding):

Assume that an eligible associate elects to exchange an eligible award grant covering 1,000 shares with an exercise price of $34.56 per share and the following vesting schedule:

Vesting Schedule
200 shares vested on May 14, 2008
200 shares are scheduled to vest on May 14, 2009
200 shares are scheduled to vest on May 14, 2010
200 shares are scheduled to vest on May 14, 2011
200 shares are scheduled to vest on May 14, 2012

Assume that on April 10, 2009 (the expected expiration date of the offer), the eligible associate surrenders the eligible award grant and, in accordance with the exchange ratios listed above, receives 322 restricted stock units. Subject to the eligible associate remaining employed by the Company through each such relevant date, the vesting schedule of the restricted stock units will be as follows:

Vesting Schedule
0 shares will be vested as of April 10, 2009
80 shares will be scheduled to vest on April 10, 2010
80 shares will be scheduled to vest on April 10, 2011
80 shares will be scheduled to vest on April 10, 2012
82 shares will be scheduled to vest on April 10, 2013

The eligible award grant was scheduled to vest fully on May 14, 2012, which is three years and two months from April 10, 2009, the restricted stock unit grant date in this example. The period remaining in the eligible award grant’s vesting schedule is rounded up to the nearest full year, or, in this example, 4 years. None of the restricted stock units will be vested on the date of grant. The restricted stock units will vest in equal annual installments such that 25% of the restricted stock units vest on each anniversary of the restricted stock unit grant date for 4 years, subject to the eligible associate remaining employed by the Company through each such respective vesting date. However, since no vesting may occur in a fraction of a share, 80 shares will vest on the first, second and third anniversaries of the grant date, and 82 shares will vest on the fourth anniversary of the grant date.

Restricted stock units which do not vest will be forfeited to Williams-Sonoma.

Q11.	If I participate in this offer, do I have to exchange all of my eligible awards?

A11.

No. You may pick and choose which of your outstanding eligible awards you wish to exchange. However, if you decide to participate in this offer and to exchange an eligible award grant, you must elect to exchange all shares subject to such eligible award grant. You should note that we are not accepting partial tenders of award grants, except that (a) you may partially tender an award grant covered by a domestic relations order (or comparable legal document as the result of the end of a marriage) (see

Question and Answer 12) and (b) you may elect to exchange the entire remaining portion of an eligible award grant that you have exercised partially. You otherwise may not elect to exchange only some of the shares covered by any particular eligible award grant.

For example (and except as otherwise described above), if you hold (1) an eligible award grant to purchase 1,000 shares, 500 of which you have already exercised, (2) an eligible award grant to purchase 2,000 shares, and (3) an eligible award grant to purchase 3,000 shares, you may choose to exchange all three eligible award grants, or only two of the three eligible award grants, or only one of the three eligible award grants, or none at all. You may not elect to exchange a partial amount under any eligible award grant (such as an election to exchange only 150 shares of the remaining 500 shares under the first eligible award grant). (See Section 2)

Q12.	What happens if I have an award that is subject to a domestic relations order or comparable legal document as the result of the end of a marriage?

A12.	If you have an eligible award grant that is subject to a domestic relations order (or comparable legal document as the result of the end of a marriage) and a person who is not an eligible associate of Williams-Sonoma beneficially owns a portion of that grant, you may tender only the portion beneficially owned by you. Any portion beneficially owned by a person who is not our employee may not be exchanged in this offer (even if legal title to that portion of the award is held by you and you are an eligible associate).

For instance, if you are an eligible associate and you hold an eligible award grant to purchase 3,000 shares that is subject to a domestic relations order, 1,000 of which are beneficially owned by your former spouse, then you may elect to exchange the portion of the eligible award grant that you beneficially own covering the outstanding 2,000 shares, or you may elect not to participate in the offer at all with respect to this grant. These are your only choices with respect to this grant. (See Section 2)

Q13.	When will I receive restricted stock units?

A13.	We will grant the restricted stock units on the restricted stock unit grant date. The restricted stock unit grant date will be the same U.S. calendar day as the cancellation date. We expect the restricted stock unit grant date will be April 10, 2009. If the expiration date is extended, the restricted stock unit grant date similarly will be delayed. You will receive your restricted stock unit agreement promptly after the expiration of the offer. You will receive the shares subject to the restricted stock unit award if and when your restricted stock unit award vests. (See Section 6)

Q14.	When will my exchanged awards be cancelled?

A14.	Your exchanged awards will be cancelled following the expiration of the offer but on the same U.S. calendar day as the expiration date. We refer to this date as the cancellation date. We expect that the cancellation date will be April 10, 2009, unless the offer period is extended. (See Section 6)

Q15.	Once I surrender my exchanged awards, is there anything I must do to receive the grant of the restricted stock units?

A15.	No. Once your exchanged awards have been cancelled, there is nothing that you must do to receive your restricted stock units. Your restricted stock units will be granted to you on the same day that the exchanged awards are cancelled. We expect that the restricted stock unit grant date will be April 10, 2009. In order to receive the shares covered by the restricted stock unit grant, you will need to remain an employee through the applicable vesting date, as described in Question and Answer 10. (See Section 1)

Q16.	Do I need to exercise my restricted stock units in order to receive shares?

A16.	No. Unlike options and stock appreciation rights, which you must exercise in order to receive the vested shares subject to the award, you do not need to exercise restricted stock units in order to receive shares. Your restricted stock units will vest in accordance with the vesting schedule set forth in your restricted stock unit agreement, and you automatically will receive the shares subject to the restricted stock units promptly thereafter. Restricted stock units that do not vest will be forfeited to Williams-Sonoma.

Q17.	Can I exchange Williams-Sonoma common stock that I acquired upon a prior exercise of Williams-Sonoma options or stock appreciation rights?

A17.	No. This offer relates only to certain outstanding options to purchase shares of Williams-Sonoma common stock and SSARs. You may not exchange shares of Williams-Sonoma common stock in this offer. (See Section 2)

Q18.	Will I be required to give up all of my rights under the cancelled awards?

A18.	Yes. Once we have accepted your exchanged awards, your exchanged awards will be cancelled and you no longer will have any rights under those awards. We intend to cancel all exchanged awards following the expiration of the offer but on the same U.S. calendar day as the expiration date. We refer to this date as the cancellation date. We expect that the cancellation date will be April 10, 2009. (See Section 6)

Q19.	Will the terms and conditions of my restricted stock units be the same as my exchanged awards?

A19.	No. Restricted stock units are a different type of award than options or SSARs, and so the terms and conditions of your restricted stock units necessarily will be different from your options or SSARs. Your restricted stock units will be granted under the Plan and will be subject to a restricted stock unit agreement. A form of restricted stock unit agreement is incorporated by reference as an exhibit to the Schedule TO with which this Offer to Exchange has been filed and is available on the SEC website at www.sec.gov. (See Section 9 for more details on the terms and conditions of restricted stock units)

Until your restricted stock units vest and you are issued shares in payment for the vested restricted stock units, you will not have any of the rights or privileges of a shareholder of Williams-Sonoma. Once you have been issued the shares of common stock, you will have all of the rights and privileges of a shareholder with respect to those shares, including the right to vote and to receive dividends.

The vesting schedule of your restricted stock units will be different from the vesting schedule of your exchanged award. (See Section 9)

In addition, the tax treatment of the restricted stock units will differ significantly from the tax treatment of your options or stock appreciation rights. (See Question and Answer 22 and the remainder of this Offer to Exchange for further details)

Q20.	What happens to my awards if I choose not to participate or if my awards are not accepted for exchange?

A20.

If you choose not to participate or your awards are not accepted for exchange, your existing awards will (a) remain outstanding until they are exercised or cancelled or they expire by their original terms,

(b) retain their current exercise price, (c) retain their current vesting schedule, and (d) retain all of the other terms and conditions as set forth in the relevant agreement related to such award grant. (See Section 6)

Q21.	How does Williams-Sonoma determine whether an award has been properly tendered?

A21.	We will determine, in our discretion, all questions about the validity, form, eligibility (including time of receipt) and acceptance of any awards. Our determination of these matters will be given the maximum deference permitted by law. However, you have all rights accorded to you under applicable law to challenge such determination in a court of competent jurisdiction. Only a court of competent jurisdiction can make a determination that will be final and binding upon the parties. We reserve the right to reject any election or any awards tendered for exchange that we determine are not in an appropriate form or that we determine are unlawful to accept. We will accept all properly tendered awards that are not validly withdrawn, subject to the terms of this offer. No tender of awards will be deemed to have been made properly until all defects or irregularities have been cured or waived by us. We have no obligation to give notice of any defects or irregularities in any election, and we will not incur any liability for failure to give any notice. (See Section 4)

Q22.	Will I have to pay taxes if I participate in the offer?

A22.	If you participate in the offer and are a U.S. taxpayer, you generally will not be required under current U.S. law to recognize income for U.S. federal income tax purposes at the time of the exchange or the restricted stock unit grant date. However, you normally will have taxable ordinary income when your restricted stock units vest and the shares underlying your restricted stock units are issued to you. Williams-Sonoma will also typically have a tax withholding obligation at the time of issuance. The Company will satisfy tax withholding obligations, if applicable, in the manner specified in your restricted stock unit agreement (generally through withholding of shares equal in value to the tax withholding obligation). You also may have taxable capital gain when you sell the shares underlying the restricted stock units. Note that the tax treatment of restricted stock units differs significantly from the tax treatment of your options or SSARs and, as a result of participating in the offer, your tax liability could be higher than if you had kept your eligible awards. (See Section 14 for a discussion of the general tax consequences associated with your eligible awards)

You should consult with your tax advisor to determine the personal tax consequences to you of participating in this offer. If you are a resident of or subject to the tax laws in more than one country, you should be aware that there may be additional or different tax and social insurance consequences that may apply to you.

Q23.	What if Williams-Sonoma is acquired by another company?

A23.

Although we currently are not anticipating a merger or acquisition, if we merge or consolidate with or are acquired by another entity prior to the expiration of the offer, you may choose to withdraw any awards which you tendered for exchange and your awards will be treated in accordance with the Plan and relevant award agreement. Further, if Williams-Sonoma is acquired prior to the expiration of the offer, we reserve the right to withdraw the offer, in which case your awards and your rights under them will remain intact and exercisable for the time period set forth in your award agreement, and you will receive no restricted stock units in exchange for them. If Williams-Sonoma is acquired prior to the expiration of the offer but does not withdraw the offer, we (or the successor entity) will notify you of any material changes to the terms of the offer or the restricted stock units, including any adjustments to the purchase price or number of shares that will be subject to the restricted stock units. Under such circumstances, the type of security and the number of shares covered by your restricted stock unit award would be adjusted based on the consideration per share given to holders of our common stock in connection with the acquisition. As a result of this adjustment, you may receive restricted stock units covering more or fewer shares of the acquiror’s common stock than the number of shares subject to the eligible awards that you tendered for exchange or than the number you would have received pursuant to the restricted stock units if no acquisition had occurred.

If we are acquired by or merge with another company, your exchanged awards might be worth more than the restricted stock units that you receive in exchange for them.

A transaction involving us, such as a merger or other acquisition, could have a substantial effect on our stock price, including significantly increasing the price of our common stock. Depending on the structure and terms of this type of transaction, award holders who elect to participate in the offer might be deprived of the benefit of the appreciation in the price of our common stock resulting from the merger or acquisition. This could result in a greater financial benefit for those award holders who did not participate in this offer and retained their original awards.

Finally, if another company acquires us, that company, as part of the transaction or otherwise, may decide to terminate some or all of our employees before the completion of this offer. Termination of your employment for this or any other reason before the restricted stock unit grant date means that the tender of your eligible awards will not be accepted, you will keep your tendered awards in accordance with their original terms, and you will not receive any restricted stock units or other benefit for your tendered awards.

If we are acquired after your tendered awards have been accepted, cancelled, and exchanged for restricted stock units, your restricted stock units will be treated in the acquisition transaction in accordance with the terms of the transaction agreement or the terms of the Plan and your new restricted stock unit agreement. (See Section 9)

Q24.	Will I receive a restricted stock unit agreement?

A24.	Yes. All restricted stock units will be subject to a restricted stock unit agreement between you and Williams-Sonoma, as well as to the terms and conditions of the Plan. The form of restricted stock unit agreement under the Plan is incorporated by reference to the Schedule TO with which this Offer to Exchange has been filed. In addition, a copy of the Plan and the form of the restricted stock unit agreement under the Plan is available on the SEC website at www.sec.gov. (See Section 9)

Q25.	Are there any conditions to this offer?

A25.	Yes. The completion of this offer is subject to a number of customary conditions that are described in Section 7 of this Offer to Exchange. If any of these conditions are not satisfied, we may waive the condition at our discretion. Any such waiver will be made with respect to all eligible associates in a uniform and nondiscriminatory manner. For instance, one customary condition is that we may terminate the offer if there is a suspension of payments in respect of banks in the United States. Even if this were to occur, we might decide to waive this condition and continue the offer. (See Sections 2 and 7)

Q26.	If you extend or change the offer, how will you notify me?

A26.	If we extend or change this offer, we will issue a press release, e-mail or other form of communication disclosing the extension no later than 6:00 a.m., Pacific Time, on the next U.S. business day following the previously scheduled expiration date or the date on which we change the offer, as applicable. (See Sections 2 and 16)

Q27.	Can I change my mind and withdraw from this offer?

A27.	Yes. You may change your mind after you have submitted an election form and withdraw some or all of your elected awards from the offer at any time before the expiration date (expected to be April 10, 2009). If we extend the expiration date, you may withdraw your election at any time until the extended offer expires. You may change your mind as many times as you wish, but you will be bound by the last properly submitted election and/or withdrawal we receive before the expiration date. The exception to this rule is that if we have not accepted your properly tendered awards by 9:00 p.m., Pacific Time, on May 8, 2009 you may withdraw your awards at any time thereafter. (See Section 5)

Q28.	Can I change my mind about which eligible awards I want to exchange?

A28.	Yes. You may change your mind after you have submitted an election form and change the awards you elect to exchange at any time before the expiration date by making such election on the offer website at https://wsiequityawardexchange.com, or completing and submitting to Williams-Sonoma either a new election to add additional eligible awards or a new election to withdraw eligible awards. If we extend the expiration date, you may change your election at any time until the extended offer expires. You may elect to exchange additional eligible awards, fewer eligible awards, all of your eligible awards or none of your eligible awards. You may change your mind as many times as you wish, but you will be bound by the last properly submitted election or withdrawal we receive before the expiration date. Please be sure that any completed and new election form you submit includes all the awards with respect to which you want to accept this offer and is clearly dated after your last-submitted election or withdrawal. (See Section 4)

Q29.	How do I withdraw my election?

A29.	To withdraw some or all of the awards that you previously elected to exchange, you must submit a valid withdrawal for some or all of the awards you wish to withdraw from the offer while you still have the right to withdraw the awards. You may withdraw your eligible awards in two ways: (i) through the offer website, or (ii) by submitting your withdrawal form via facsimile or e-mail. Any withdrawals must be made on or before 9:00 p.m., Pacific Time, on the expiration date, currently expected to be April 10, 2009.

Withdrawal Through the Offer Website:

1. Go to https://wsiequityawardexchange.com and log in to the website using the same log-in information you used when you made your initial election. If this is the first time you are logging in, you will need to follow the instructions to register for the website.

2. After following the instructions on the offer website User Agreement, click on the “Start Here” button on the home page of the offer website.

3. To make your withdrawal election, click on the “Go to Make My Election” button and deselect the eligible awards that you would like to withdraw from the offer by clicking on the boxes next to such awards.

4. Authorize your withdrawal election by entering your username and the randomly-generated, personalized authorization code to digitally “sign off” on your choices.

5. Click on the “Submit My Election” button to finalize your withdrawal elections.

6. Click on the “Generate a Confirmation Statement” button on the following confirmation screen to print out a record of your withdrawal election.

Withdrawal via Facsimile or E-mail:

If you choose not to utilize the offer website, you may submit your withdrawal by sending your withdrawal form by facsimile or e-mail by using the fax number or e-mail address as provided below. You do not need to submit your withdrawal by facsimile or e-mail if you already have done so via the offer website. To send your withdrawal by facsimile or e-mail, you must do the following before the expiration date:

1. Properly complete and sign the attached withdrawal form.

2. Deliver the completed and attached withdrawal form via facsimile or e-mail (via PDF or similar imaged document file) to:

Williams-Sonoma, Inc.

Attention: Compensation Department

Fax: (415) 283-3622

E-mail: wsiequityawardexchange@wsgc.com

(See Section 5)

Q30.	What if I withdraw my election and then decide again that I want to participate in this offer?

A30.	If you have withdrawn your election to participate and then decide again that you would like to participate in this offer, you may re-elect to participate by submitting a new, properly completed election via the offer website after the date of your withdrawal or by delivering a new properly completed election form via facsimile or e-mail before the expiration date that is signed and dated after the date of your withdrawal. (See Question and Answer 2 and Section 5)

Q31.	Are you making any recommendation as to whether I should exchange my eligible awards?

A31.	No. We are not making any recommendation as to whether you should accept this offer. We understand that the decision whether or not to exchange your eligible awards in this offer will be a challenging one for many employees. The program does carry risk (see “Risks of Participating in the Offer” beginning on page 16 for information regarding some of these risks), and there are no guarantees that you ultimately would not receive greater value from your eligible awards than from the restricted stock units you will receive in the exchange. As a result, you must make your own decision as to whether or not to participate in this offer. For questions regarding personal tax implications or other investment-related questions, you should talk to your personal legal counsel, accountant, and/or financial advisor. (See Section 3)

Q32.	Whom can I contact if I have questions about the offer, or if I need additional copies of the offer documents?

A32.	You should direct questions about this offer and requests for additional copies of this Offer to Exchange and the other offer documents to:

Williams-Sonoma, Inc.

Attention: Compensation Department

3250 Van Ness Ave.

San Francisco, CA 94109

Phone: (415) 616-7778

Email: wsiequityawardexchange@wsgc.com

(See Section 10)

RISKS OF PARTICIPATING IN THE OFFER

Participating in the offer involves a number of risks and uncertainties, including those described below. This list and the risk factors under the heading titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our annual report on Form 10-K for the fiscal year ended February 1, 2009, quarterly report on Form 10-Q for the fiscal quarter ended November 2, 2008, and annual report on Form 10-K for the fiscal year ended February 3, 2008, filed with the SEC highlight the material risks of participating in this offer. You should carefully consider these risks and are encouraged to speak with an investment and tax advisor as necessary before deciding to participate in the offer. In addition, we strongly urge you to read the sections in this Offer to Exchange discussing the tax consequences, as well as the rest of this Offer to Exchange for a more in-depth discussion of the risks that may apply to you before deciding to participate in the exchange offer.

In addition, this offer and our SEC reports referred to above include “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements regarding projections of earnings, revenues or financial items, including the impact of accounting changes and our expected effective tax rate, statements of the plans, strategies and objectives of management for future operations, statements related to the future performance of our brands, statements related to macroeconomic and retail trends, statements related to seasonal marketing and merchandising, statements related to the resiliency of the Williams-Sonoma Home brand, statements related to our returns, replacements and damages reductions initiative, statements related to our catalog circulation strategy, statements related to improved seasonal sales in the Williams-Sonoma brand, statements related to reducing inventories and capital expenditures, statements related to reducing costs, statements related to reducing retail leased square footage growth in 2009, statements related to reducing capital spending in 2009, statements related to reducing inventory levels in 2009, statements about trends in cost of goods sold as a percentage of net revenues, statements related to declining catalog advertising costs, statements related to the adequacy and use of our available cash, including the payment of a dividend, statements related to our projected capital expenditures and statements of belief and statements of assumptions underlying any of the foregoing. When used in this Offer to Exchange, the words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “seek” and “plan” as they relate to us are intended to identify these forward-looking statements. All statements by us regarding our expected future financial position and operating results, our business strategy, our financing plans and expected capital requirements and similar matters are forward-looking statements, and are dependent upon certain risks and uncertainties, including those set forth in this section and other factors elsewhere in this Offer to Exchange. You should carefully consider these risks, in addition to the other information in this Offer to Exchange and in our other filings with the SEC. The documents we file with the SEC, including the reports referred to above, discuss some of the risks that could cause our actual results to differ from those contained or implied in the forward-looking statements. The safe harbor afforded by the Private Securities Litigation Reform Act of 1995 to certain forward-looking statements does not extend to forward-looking statements made by us in connection with the offer.

The following discussion should be read in conjunction with the financial statements attached as Schedule B, as well as our financial statements and notes to the financial statements included on our most recent Forms 10-K, 10-Q and 8-K. We caution you not to place undue reliance on the forward-looking statements contained in this offer, which speak only as of the date hereof.

Risks that Are Specific to this Offer

If the price of our common stock increases after the date on which your exchanged awards are cancelled, your cancelled awards might be worth more than the restricted stock units that you receive in exchange for them.

Because the exchange ratio of this offer is not one-for-one with respect to all awards, it is possible that, at some point in the future, your old awards would have been economically more valuable than the restricted stock units granted pursuant to this offer. For example, if you exchange an award for 500 shares with an exercise price of $32.22, you would receive 100 restricted stock units. Assume, for illustrative purposes only, that the price of our common stock increases to $45 per share. Under this example, if you had kept your exchanged awards exercised and immediately sold them at $45 per share, you would have realized pre-tax gain of $6,390, but if you exchanged your awards, and sold the shares subject to the restricted stock unit grant at $45 per share, you would realize only a pre-tax gain of $4,500.

In addition, you may pay more taxes for your restricted stock units than you would pay for your exchanged awards. For example, if you exchange an eligible award grant for 500 shares with an exercise price of $32.22, you would receive 100 restricted stock units. If the eligible award grant was held instead and exercised for $32.22 per share while the fair market value of our common stock was $40 per share, you would recognize ordinary income on $3,890 at exercise. If you later sold the shares at $45 per share, you would have capital gain on $5 per share, which is the difference between the sale price of $45 and the $40 fair market value at exercise. If you held the shares more than 12 months, this would be taxed at long-term capital gains rates (currently a maximum of 15%), and if you held the shares for 12 months or less, this would be taxed at short-term capital gains rates (currently a maximum of 35%). If, instead, you had exchanged your eligible awards for restricted stock units, you would be subject to ordinary income tax (currently taxed at a maximum rate of 35%) on the full fair market value of the shares you receive at the time you receive them (i.e., when they vested). For instance, if you vest in 100 restricted stock units on a day when the fair market value of our stock is $40 per share, you will recognize ordinary income on $4,000. You then would be subject to additional long-term or short-term capital gain, as applicable (depending on the length of time you have held such shares) on any additional gain when you actually sell the shares. For instance, if you sold the shares at $45 per share, you would have a capital gain of $5 per share. When analyzing the tax consequences to you, you should keep in mind that you do not pay a cash purchase price for the restricted stock units or the shares thereunder, while, in the example above, you would have paid $32.22 per share of post-tax dollars for the shares subject to your eligible awards.

If we are acquired by or merge with another company, your cancelled awards might be worth more than the restricted stock units that you receive in exchange for them.

A transaction involving us, such as a merger or other acquisition, could have a substantial effect on our stock price, including significantly increasing the price of our common stock. Depending on the structure and terms of this type of transaction, award holders who elect to participate in the offer might receive less of a benefit from the appreciation in the price of our common stock resulting from the merger or acquisition. This could result in a greater financial benefit for those award holders who did not participate in this offer and retained their original awards.

Furthermore, a transaction involving us, such as a merger or other acquisition, could result in a reduction in our workforce. If your employment with us terminates (other than due to your death or disability; see Section 9 regarding certain exceptions relating to death or disability) before your restricted stock units vest, you will not receive any value from your restricted stock units.

Your restricted stock units will not be vested on the restricted stock unit grant date.

The restricted stock units will be subject to a vesting schedule. This is true even if your exchanged awards are 100% vested. If you do not remain an employee with us through the date your restricted stock units vest, you will not receive the shares subject to those restricted stock units. Instead, your restricted stock units generally will expire immediately upon your termination. As a result, you will not receive any value from your restricted stock units.

Tax effects of restricted stock units for United States Taxpayers.

If you participate in the offer, you generally will not be required under current U.S. law to recognize income for U.S. federal income tax purposes at the time of the exchange and on the restricted stock unit grant date. However, you generally will have taxable ordinary income when the shares underlying your restricted stock units vest and are issued to you. Williams-Sonoma will also typically have a tax withholding obligation at the time of issuance. The Company will satisfy all tax withholding obligations in the manner specified in your restricted stock unit agreement. A form of restricted stock unit agreement is incorporated by reference as an exhibit to the Schedule TO with which this Offer to Exchange has been filed and is available at www.sec.gov. You also may have a taxable capital gain when you sell the shares underlying the restricted stock unit. Note that the tax treatment of restricted stock units differs significantly from the tax treatment of your options or SSARs and as a result of your participating in this offer, your tax liability could be higher than if you had kept your eligible awards. Please see Section 14 of the Offer to Exchange for a reminder of the general tax consequences associated with options and stock appreciation rights.

Holders of incentive stock options only: Eligible employees who do not participate in this offer may be required to restart the measurement periods required to be eligible for favorable tax treatment for their incentive stock options.

Most eligible associates hold eligible awards consisting of only nonstatutory stock options and/or SSARs. However, if you are one of the few individuals whose eligible awards include incentive stock options (as noted on your stock option agreement), please read the following paragraph carefully:

In order to receive favorable U.S. tax treatment for incentive stock options, the shares subject to the option must be held more than two years after the grant date and more than one year after you exercise the option grant. If this offer is open for thirty or more calendar days, employees will not receive any credit for the time in which their incentive stock options were held. As a result, if this offer is open for thirty or more calendar days, in order to receive favorable U.S. tax treatment with respect to any such incentive stock option, you must not dispose of any shares acquired with respect to the incentive stock option until the passage of more than two years from the date this offer commenced (that is, more than two years from March 16, 2009) and more than one year after the exercise of the option (even if you do not exchange your incentive stock options for restricted stock units). If these holding periods (and all other incentive stock option requirements) are met, the excess of the sale price of the option shares over the exercise price of the option will be treated as long-term capital gain. Currently, this offer is scheduled to expire on April 10, 2009. If the offer expires as scheduled, the offer will have remained open for twenty-six calendar days. For more detailed information, please read the rest of the Offer to Exchange, and see the tax disclosure set forth under Section 14 of the Offer to Exchange.

Risks Relating to Our Business, Generally

The recent changes in general economic conditions, and the impact on consumer confidence and consumer spending, could adversely impact our results of operations.

Our financial performance is subject to changes in general economic conditions and the impact of such economic conditions on levels of consumer confidence and consumer spending. Recently, consumer confidence and consumer spending have deteriorated significantly, and could remain depressed for an extended period of time. Some of the factors influencing this deterioration in consumer confidence and consumer spending include fluctuating interest rates and credit availability, fluctuating fuel and other energy costs, fluctuating commodity prices, higher levels of unemployment, higher consumer debt levels, reductions in net worth based on market declines, home foreclosures and reductions in home values, and general uncertainty regarding the overall future economic environment. Consumer purchases of discretionary items, including our merchandise, generally decline during periods where disposable income is adversely affected, unemployment rates increase or there is economic uncertainty. The current economic environment could cause our vendors to go out of business or our banks to discontinue lending us money or it could cause us to undergo additional restructurings, any of which would adversely impact our business and operating results.

We are unable to control many of the factors affecting consumer spending, and declines in consumer spending on home furnishings in general and our products in particular could reduce demand for our products.

Our business depends on consumer demand for our products and, consequently, is sensitive to a number of factors that influence consumer spending, including general economic conditions, disposable consumer income, fuel prices, recession and fears of recession, unemployment, war and fears of war, inclement weather, availability of consumer credit, consumer debt levels, conditions in the housing market, interest rates, sales tax rates and rate increases, inflation, consumer confidence in future economic conditions and political conditions, and consumer perceptions of personal well-being and security. In particular, an economic downturn, such as the one we are in, has led to decreased discretionary spending, which has adversely impacted our business. In addition, a decrease in home purchases has led and may continue to lead to significantly decreased consumer spending on home products. These factors have affected our various brands and channels differently. Adverse changes in factors affecting discretionary consumer spending have reduced and may continue to further reduce consumer demand for our products, thus reducing our sales and harming our business and operating results.

If we are unable to identify and analyze factors affecting our business, anticipate changing consumer preferences and buying trends, and manage our inventory commensurate with customer demand, our sales levels and profit margin may decline.

Our success depends, in large part, upon our ability to identify and analyze factors affecting our business and to anticipate and respond in a timely manner to changing merchandise trends and customer demands. For example, in the specialty home products business, style and color trends are constantly evolving. Consumer preferences cannot be predicted with certainty and may change between selling seasons. Changes in customer preferences and buying trends may also affect our brands differently. We must be able to stay current with preferences and trends in our brands and address the customer tastes for each of our target customer demographics. We must also be able to identify and adjust the customer offerings in our brands to cater to customer demands. For example, a change in customer preferences for children’s room furnishings may not correlate to a similar change in buying trends for other home furnishings. If we misjudge either the market for our merchandise or our customers’ purchasing habits, our sales may decline significantly, and we may be required to mark down certain products to sell the resulting excess inventory or to sell such inventory through our outlet stores or other liquidation channels at prices which are significantly lower than our retail prices, either of which would negatively impact our business and operating results.

In addition, we must manage our inventory effectively and commensurate with customer demand. Much of our inventory is sourced from vendors located outside the United States. Thus, we usually must order merchandise, and enter into contracts for the purchase and manufacture of such merchandise, up to twelve months in advance of the applicable selling season and frequently before trends are known. The extended lead times for many of our purchases may make it difficult for us to respond rapidly to new or changing trends. Our vendors also may not have the capacity to handle our demands, or may go out of business in times of economic crisis. In addition, the seasonal nature of the specialty home products business requires us to carry a significant amount of inventory prior to peak selling season. As a result, we are vulnerable to demand and pricing shifts and to misjudgments in the selection and timing of merchandise purchases. If we do not accurately predict our customers’ preferences and acceptance levels of our products, our inventory levels will not be appropriate, and our business and operating results may be negatively impacted.

Our sales may be negatively impacted by increasing competition from companies with brands or products similar to ours.

The specialty retail and direct-to-customer business is highly competitive. Our specialty retail stores, direct mail catalogs and e-commerce websites compete with other retail stores, other direct mail catalogs and other e-commerce websites that market lines of merchandise similar to ours. We compete with national, regional and local businesses utilizing a similar retail store strategy, as well as traditional furniture stores, department stores and specialty stores. The substantial sales growth in the direct-to-customer industry within the last decade has encouraged the entry of many new competitors and an increase in competition from established companies. In addition, the decline in the global economic environment has led to increased competition from discount retailers selling similar products at reduced prices. The competitive challenges facing us include:

•	anticipating and quickly responding to changing consumer demands or preferences better than our competitors;

•	maintaining favorable brand recognition and achieving customer perception of value;

•	effectively marketing and competitively pricing our products to consumers in several diverse market segments;

•	developing innovative, high-quality products in colors and styles that appeal to consumers of varying age groups and tastes, and in ways that favorably distinguish us from our competitors; and

•	effectively managing our supply chain and distribution strategies in order to provide our products to our consumers on a timely basis and minimize returns, replacements, and damaged products.

In light of the many competitive challenges facing us, we may not be able to compete successfully. Increased competition could reduce our sales and harm our operating results and business.

We depend on key domestic and foreign agents and vendors for timely and effective sourcing of our merchandise, and we may not be able to acquire products in sufficient quantities and at acceptable prices to meet our needs which would impact our operations and financial results.

Our performance depends, in part, on our ability to purchase our merchandise in sufficient quantities at competitive prices. We purchase our merchandise from numerous foreign and domestic manufacturers and importers. We have no contractual assurances of continued supply, pricing or access to new products, and any vendor could change the terms upon which they sell to us, discontinue selling to us, or go out of business at any time. We may not be able to acquire desired merchandise in sufficient quantities on terms acceptable to us in the future. Better than expected sales demand may also lead to customer backorders and lower in-stock positions of our merchandise.

Any inability to acquire suitable merchandise on acceptable terms or the loss of one or more of our key agents or vendors could have a negative effect on our business and operating results because we would be missing products that we felt were important to our assortment, unless and until alternative supply arrangements are secured. We may not be able to develop relationships with new agents or vendors, and products from alternative sources, if any, may be of a lesser quality and/or more expensive than those we currently purchase.

In addition, we are subject to certain risks, including availability of raw materials, labor disputes, union organizing activities, vendor financial liquidity, inclement weather, natural disasters, and general economic and political conditions that could limit our vendors’ ability to provide us with quality merchandise on a timely basis and at a price that is commercially acceptable. For these or other reasons, one or more of our vendors might not adhere to our quality control standards, and we might not identify the deficiency before merchandise ships to our stores or customers. In addition, our vendors may have difficulty adjusting to our changing demands and growing business. Our vendors’ failure to manufacture or import quality merchandise in a timely and effective manner could damage our reputation and brands, and could lead to an increase in customer litigation against us and an attendant increase in our routine litigation costs. Further, any merchandise that does not meet our quality standards could become subject to a recall, which would damage our reputation and brands, and harm our business.

Our dependence on foreign vendors and our increased overseas operations subject us to a variety of risks and uncertainties that could impact our operations and financial results.

In fiscal 2008, we sourced our products from vendors in 43 countries outside of the United States. Approximately 59% of our merchandise purchases were foreign-sourced, primarily from Asia and Europe. Our dependence on foreign vendors means that we may be affected by changes in the relative value of the U.S. dollar to other foreign currencies as well as increases in the cost of living in the vendor’s local countries due to the economic slowdown. For example, any upward valuation in the Chinese yuan, the euro, or any other foreign currency against the U.S. dollar may result in higher costs to us for those goods. In addition, an increase in the cost of living in the foreign countries may result in an increase in our costs or in our vendors going out of business. Although approximately 95% of our foreign purchases of merchandise are negotiated and paid for in U.S. dollars, declines in foreign currencies and currency exchange rates might negatively affect the profitability and business prospects of one or more of our foreign vendors. This, in turn, might cause such foreign vendors to demand higher prices for merchandise in their effort to offset any lost profits associated with any currency devaluation, delay merchandise shipments to us, or discontinue selling to us, any of which could ultimately reduce our sales or increase our costs.

We are also subject to other risks and uncertainties associated with changing economic and political conditions in foreign countries. These risks and uncertainties include import duties and quotas, concerns over anti-dumping, work stoppages, economic uncertainties and adverse economic conditions (including inflation and recession), foreign government regulations, employment matters, wars and fears of war, political unrest, natural disasters and other trade restrictions. We cannot predict whether any of the countries in which our products are currently manufactured or may be manufactured in the future will be subject to trade restrictions imposed by the U.S. or foreign governments or the likelihood, type or effect of any such restrictions. Any event causing a disruption or delay of imports from foreign vendors, including the imposition of additional import restrictions, restrictions on the transfer of funds and/or increased tariffs or quotas, or both, could increase the cost or reduce the supply of merchandise available to us and adversely affect our business, financial condition and operating results. Furthermore, some or all of our foreign vendors’ operations may be adversely affected by political and financial instability resulting in the disruption of trade from exporting countries, restrictions on the transfer of funds and/or other trade disruptions. In addition, an economic downturn in or failure of foreign markets may result in financial instabilities for our foreign vendors, which may cause our foreign vendors to decrease production, discontinue selling to us, or to cease operations altogether. Our overseas operations in Europe and Asia could also be affected by changing economic and political conditions in foreign countries, any of which could have a negative effect on our business, financial condition and operating results.

In addition, although we continue to improve our global compliance program, there remains a risk that one or more of our foreign vendors will not adhere to our global compliance standards such as fair labor standards and the prohibition on child labor. Non-governmental organizations might attempt to create an unfavorable impression of our sourcing practices or the practices of some of our vendors that could harm our image. If either of these occurs, we could lose customer goodwill and favorable brand recognition, which could negatively affect our business and operating results.

Our overseas operations are subject to certain U.S. laws applicable to us, including the Foreign Corrupt Practices Act. We must ensure that the employees in our overseas operations comply with these laws. If any of our overseas operations, or our employees or agents, violates such U.S. laws, we could become subject to sanctions, which could negatively affect our business and operating results.

A number of factors that affect our ability to successfully open new stores are beyond our control, and these factors may harm our ability to expand our retail operations and harm our ability to increase our sales and profits.

In each of the past three fiscal years, the majority of our net revenues have been generated by our retail stores. Our ability to open additional stores successfully will depend upon a number of factors, including:

•	general economic conditions;

•	our identification and availability of suitable store locations;

•	our success in negotiating leases on acceptable terms;

•	the success of other retail stores in and around our retail locations;

•	our ability to secure required governmental permits and approvals;

•	our hiring and training of skilled store operating personnel, especially management; and

•	the availability of financing on acceptable terms, if at all.

Many of these factors are beyond our control. For example, for the purpose of identifying suitable store locations, we rely, in part, on demographic surveys regarding location of consumers in our target market segments. While we believe that the surveys and other relevant information are helpful indicators of suitable store locations, we recognize that the information sources cannot predict future consumer preferences and buying trends with complete accuracy. In addition, changes in demographics, in the types of merchandise that we sell and in the pricing of our products may reduce the number of suitable store locations. Further, time frames for lease negotiations and store development vary from location to location and can be subject to unforeseen delays. Construction and other delays in store openings could have a negative impact on our business and operating results. We may not be able to open new stores or, if opened, operate those stores profitably.

Our business and operating results may be harmed if we are unable to timely and effectively deliver merchandise to our stores and customers.

The success of our business depends on our ability to timely and effectively deliver merchandise to our stores and customers. We cannot control all of the various factors that might affect our fulfillment rates in direct-to-customer sales and timely and effective merchandise delivery to our stores. We rely upon third party carriers for our merchandise shipments and reliable data regarding the timing of those shipments, including shipments to our customers and to and from all of our stores. In addition, we are heavily dependent upon two carriers for the delivery of our merchandise to our customers. Accordingly, we are subject to the risks, including labor disputes, union organizing activity, inclement weather, natural disasters, the closure of their offices or a reduction in operational hours due to an economic slowdown and possible acts of terrorism associated with such carriers’ ability to provide delivery services to meet our shipping needs. Failure to deliver merchandise in a timely and effective manner could damage our reputation and brands. In addition, fuel costs have increased substantially and airline and other transportation companies struggle to operate profitably, which could lead to increased fulfillment expenses. The increased fulfillment costs could negatively affect our business and operating results by increasing our transportation costs and decreasing the efficiency of our shipments.

Our failure to successfully manage our order-taking and fulfillment operations could have a negative impact on our business and operating results.

Our direct-to-customer business depends on our ability to maintain efficient and uninterrupted order-taking and fulfillment operations and our e-commerce websites. Disruptions or slowdowns in these areas could result from disruptions in telephone service or power outages, inadequate system capacity, system issues, computer viruses, security breaches, human error, changes in programming, union organizing activity, disruptions in our third party labor contracts, natural disasters or adverse weather conditions. Industries that are particularly seasonal, such as the home products business, face a higher risk of harm from operational disruptions during peak sales seasons. These problems could result in a reduction in sales as well as increased selling, general and administrative expenses.

In addition, we face the risk that we cannot hire enough qualified employees, or that there will be a disruption in the labor we hire from our third party providers, especially during our peak season, to support our direct-to-customer operations, due to circumstances that reduce the relevant workforce. The need to operate with fewer employees could negatively impact our customer service levels and our operations.

Our facilities and systems, as well as those of our vendors, are vulnerable to natural disasters and other unexpected events, any of which could result in an interruption in our business and harm our operating results.

Our retail stores, corporate offices, distribution centers, infrastructure projects and direct-to-customer operations, as well as the operations of vendors from which we receive goods and services, are vulnerable to damage from earthquakes, tornadoes, hurricanes, fires, floods, power losses, telecommunications failures, hardware and software failures, computer viruses and similar events. If any of these events result in damage to our facilities or systems, or those of our vendors, we may experience interruptions in our business until the damage is repaired, resulting in the potential loss of customers and revenues. In addition, we may incur costs in repairing any damage beyond our applicable insurance coverage.

Declines in our comparable store sales may harm our operating results and cause a decline in the market price of our common stock.

Various factors affect comparable store sales, including the number, size and location of stores we open, close, remodel or expand in any period, the overall economic and general retail sales environment, consumer preferences and buying trends, changes in sales mix among distribution channels, our ability to efficiently source and distribute products, changes in our merchandise mix, competition (including competitive promotional activity and discount retailers), current local and global economic conditions, the timing of our releases of new merchandise and promotional events, the success of marketing programs, the cannibalization of existing store sales by our new stores, changes in catalog circulation, continued strength in our Internet business and fluctuation in foreign exchange rates. Among other things, weather conditions can affect comparable store sales because inclement weather can alter consumer behavior or require us to close certain stores temporarily and thus reduce store traffic. Even if stores are not closed, many customers may decide to avoid going to stores in bad weather. These factors have caused and may continue to cause our comparable store sales results to differ materially from prior periods and from earnings guidance we have provided.

Our comparable store sales have fluctuated significantly in the past on an annual, quarterly and monthly basis, and we expect that comparable store sales will continue to fluctuate in the future. Past comparable store sales are no indication of future results. Comparable store sales have decreased in the past and are expected to continue to decrease in fiscal 2009 and in the future. Our ability to maintain and improve our comparable store sales results depends, in large part, on maintaining and improving our forecasting of customer demand and buying trends, selecting effective marketing techniques, providing an appropriate mix of merchandise for our broad and diverse customer base and using effective pricing strategies. Any failure to meet the comparable store sales expectations of investors and securities analysts in one or more future periods could significantly reduce the market price of our common stock.

Our failure to successfully manage the costs and performance of our catalog mailings might have a negative impact on our business.

Catalog mailings are an important component of our business. Postal rate increases, paper costs, printing costs and other catalog distribution costs affect the cost of our catalog mailings. We rely on discounts from the basic postal rate structure, which could be changed or discontinued at any time. Our cost of paper has fluctuated significantly during the past three fiscal years, and our paper costs are expected to increase in the future. Future increases in postal rates, paper costs or printing costs would have a negative impact on our operating results to the extent that we are unable to offset such increases by raising prices or by implementing more efficient printing, mailing, delivery and order fulfillment systems. In addition, if the performance of our catalogs declines or we misjudge the correlation between our catalog circulation and net sales, our results of operations could be negatively impacted.

We have historically experienced fluctuations in customer response to our catalogs. Customer response to our catalogs is substantially dependent on merchandise assortment, merchandise availability and creative presentation, as well as the selection of customers to whom the catalogs are mailed, changes in mailing strategies, the sizing and timing of delivery of the catalogs as well as the general retail sales environment and current domestic and global economic conditions. In addition, environmental organizations and other consumer advocacy groups may attempt to create an unfavorable impression of our paper use in catalogs and our distribution of catalogs generally, which may have a negative effect on our sales and our reputation. In addition, we depend upon external vendors to print our catalogs. The failure to effectively produce or distribute our catalogs could affect the timing of catalog delivery. The timing of catalog delivery has been and can be affected by postal service delays. Any delays in the timing of catalog delivery could cause customers to forego or defer purchases.

If we are unable to effectively manage our Internet business, our reputation and operating results may be harmed.

Our Internet business has been our fastest growing channel over the last several years and continues to be a significant part of our sales success. The success of our Internet business depends, in part, on factors over which we have limited control. We must successfully respond to changing consumer preferences and buying trends relating to Internet usage. We are also vulnerable to certain additional risks and uncertainties associated with the Internet, including changes in required technology interfaces, website downtime and other technical failures, costs and technical issues as we upgrade our website software, computer viruses, changes in applicable federal and state regulation, security breaches and consumer privacy concerns. In addition, we must keep up to date with competitive technology trends, including the use of improved technology, creative user interfaces and other Internet marketing tools, which may increase costs and which may not succeed in increasing sales or attracting customers. Our failure to successfully respond to these risks and uncertainties might adversely affect the sales in our Internet business, as well as damage our reputation and brands.

Our failure to successfully anticipate merchandise returns might have a negative impact on our business.

We record a reserve for merchandise returns based on historical return trends together with current product sales performance in each reporting period. If actual returns are greater than those projected by management, additional sales returns might be recorded in the future. Actual merchandise returns may exceed our reserves. In addition, to the extent that returned merchandise is damaged, we often do not receive full retail value from the resale or liquidation of the merchandise. Further, the introduction of new merchandise, changes in merchandise mix, changes in consumer confidence, or other competitive and general economic conditions may cause actual returns to exceed merchandise return reserves. In particular, adverse economic conditions may result in increased merchandise returns. Any significant increase in merchandise returns that exceeds our reserves could harm our business and operating results.

If we are unable to manage successfully the complexities associated with a multi-channel and multi-brand business, we may suffer declines in our existing business and our ability to attract new business.

During the past few years, with the launch and expansion of our Internet business, new brands and brand extensions, our overall business has become substantially more complex. The changes in our business have forced us to develop new expertise and face new challenges, risks and uncertainties. For example, we face the risk that our Internet business might cannibalize a significant portion of our retail and catalog businesses, and we face the risk of increased catalog circulation cannibalizing our retail sales. While we recognize that our Internet sales cannot be entirely incremental to sales through our retail and catalog channels, we seek to attract as many new customers as possible to our e-commerce websites. We continually analyze the business results of our three channels and the relationships among the channels, in an effort to find opportunities to build incremental sales.

If we are unable to introduce new brands and brand extensions successfully, or to reposition existing brands, we may not be able to grow our business.

We have in the past and may in the future introduce new brands and brand extensions, or reposition existing brands. Our newest brands – West Elm, PBteen and Williams-Sonoma Home – and any other new brands, however, may not be successful growth vehicles. Further, if we devote time and resources to new brands, brand extensions or brand repositioning, and those businesses are not as successful as we planned, then we risk damaging our overall business results. Alternatively, if our new brands, brand extensions or repositioned brands prove to be very successful, we risk hurting our other existing brands through the potential migration of existing brand customers to the new businesses. In addition, we may not be able to introduce new brands and brand extensions, or to reposition brands, in a manner that improves our overall business and operating results.

Our inability to obtain commercial insurance at acceptable prices or our failure to adequately reserve for self-insured exposures might increase our expenses and have a negative impact on our business.

We believe that commercial insurance coverage is prudent in certain areas for risk management. Insurance costs may increase substantially in the future and may be affected by natural catastrophes, fear of terrorism, financial irregularities and other fraud at publicly-traded companies, intervention by the government and a decrease in the number of insurance carriers. In addition, the carriers with which we hold our policies, including AIG, may go out of business, or may be otherwise unable to fulfill their contractual obligations. In addition, for certain types or levels of risk, such as risks associated with earthquakes, hurricanes or terrorist attacks, we may determine that we cannot obtain commercial insurance at acceptable prices, if at all. Therefore, we may choose to forego or limit our purchase of relevant commercial insurance, choosing instead to self-insure one or more types or levels of risks. We are primarily self-insured for workers’ compensation, employee health benefits and product and general liability claims. If we suffer a substantial loss that is not covered by commercial insurance or our self-insurance reserves, the loss and attendant expenses could harm our business and operating results. In addition, exposures exist for which no insurance may be available and for which we have not reserved.

Our inability or failure to protect our intellectual property would have a negative impact on our brands, goodwill and operating results.

Our trademarks, service marks, copyrights, patents, trade dress rights, trade secrets, domain names and other intellectual property are valuable assets that are critical to our success. The unauthorized reproduction or other misappropriation of our intellectual property could diminish the value of our brands or goodwill and cause a decline in our sales. In industries in which many competitors market and sell similar products, protection of intellectual property and maintenance of distinct branding are particularly important. We may not be able to adequately protect our intellectual property. In addition, the costs of defending our intellectual property may adversely affect our operating results.

We may be subject to legal proceedings that could be time consuming, result in costly litigation, require significant amounts of management time and result in the diversion of significant operational resources.

We are involved in lawsuits, claims and proceedings incident to the ordinary course of our business. Litigation is inherently unpredictable. Any claims against us, whether meritorious or not, could be time consuming, result in costly litigation, require significant amounts of management time and result in the diversion of significant operational resources. There are an increasing number of cases being filed against companies generally, including a growing number of business method patent infringement lawsuits. The plaintiff in each case claims to hold a patent that covers certain technology or methodologies, which are allegedly infringed by the operation of the defendants’ business. We are currently a defendant in such patent infringement cases and may be named in others in the future, as part of an industry-wide trend. There has also been a rise in lawsuits against companies like us that collect personal information from customers. The cost of defending such claims or the ultimate resolution of such claims may harm our business and operating results. In addition, the significant deterioration in the global financial markets can create a more litigious environment and therefore subjects us to increased exposure to shareholder lawsuits.

Our operating results may be harmed by unsuccessful management of our employment, occupancy and other operating costs, and the operation and growth of our business may be harmed if we are unable to attract qualified personnel.

To be successful, we need to manage our operating costs and continue to look for opportunities to reduce costs. We recognize that we may need to increase the number of our employees, especially during peak sales seasons, and incur other expenses to support new brands and brand extensions, as well as the opening of new stores and direct-to-customer growth of our existing brands. If we are unable to make substantial adjustments to our cost structure during times of uncertainty, such as this current economic environment, we may incur unnecessary expenses, or may have too few resources to properly run our business, or our business and operating results may be negatively impacted. From time to time, we may also experience union organizing activity in currently non-union facilities. Union organizing activity may result in work slowdowns or stoppages and higher labor costs. In addition, there appears to be a growing number of wage-and-hour lawsuits against retail companies, especially in California.

We contract with various agencies to provide us with qualified personnel for our workforce. Any negative publicity regarding these agencies, such as in connection with immigration issues or employment practices, could damage our reputation, disrupt our ability to obtain needed labor or result in financial harm to our business, including the potential loss of business-related financial incentives in the jurisdictions where we operate.

Although we strive to secure long-term contracts with our service providers and other vendors and to otherwise limit our financial commitment to them, we may not be able to avoid unexpected operating cost increases in the future. Further, we incur substantial costs to warehouse and distribute our inventory. Significant increases in our inventory levels may result in increased warehousing and distribution costs in addition to potential increases in costs associated with inventory that is lost, damaged or aged. Higher than expected costs, particularly if coupled with lower than expected sales, would negatively impact our business and operating results.

We are undertaking certain systems changes that might disrupt our business operations.

Our success depends, in part, on our ability to source and distribute merchandise efficiently through appropriate systems and procedures. We are in the process of substantially modifying our information technology systems, including design, sourcing, merchandise planning and forecasting, purchase order and inventory management, customer order management, and pricing and promotions management. Modifications will involve updating or replacing legacy systems with successor systems during the course of several years. There are inherent risks associated with replacing our core systems, including supply chain and merchandising systems disruptions that affect our ability to get the correct products into the appropriate stores and delivered to customers. We may not successfully launch these new systems, or the launch of such systems may result in disruptions to our business operations. In addition, changes to any of our software implementation strategies could result in the impairment of software-related assets. We are also subject to the risks associated with the ability of our vendors to provide information technology solutions to meet our needs. Any disruptions could negatively impact our business and operating results.

We outsource certain aspects of our business to third party vendors that subject us to risks, including disruptions in our business and increased costs.

We outsource certain aspects of our business to third party vendors that subject us to risks of disruptions in our business as well as increased costs. For example, we have engaged IBM to host and manage certain aspects of our data center information technology infrastructure. Accordingly, we are subject to the risks associated with IBM’s ability to provide information technology services to meet our needs. Our operations will depend significantly upon our ability to make our servers, software applications and websites available and to protect our data from damage or interruption from human error, computer viruses, intentional acts of vandalism, labor disputes, natural disasters and similar events. If the cost of IBM hosting and managing certain aspects of our data center information technology infrastructure is more than expected, or if IBM or we are unable to adequately protect our data and information is lost or our ability to deliver our services is interrupted, then our business and operating results may be negatively impacted.

If our operating and financial performance in any given period do not meet the extensive guidance that we have provided to the public, our stock price may decline.

We provide extensive public guidance on our expected operating and financial results for future periods. Although we believe that this guidance provides investors and analysts with a better understanding of management’s expectations for the future and is useful to our shareholders and potential shareholders, such guidance is comprised of forward-looking statements subject to the risks and uncertainties described in this report and in our other public filings and public statements. Our actual results may not always be in line with or exceed the guidance we have provided, especially in times of great economic uncertainty. In the past, when we have reduced our previously provided guidance, the market price of our common stock has declined. If, in the future, our operating or financial results for a particular period do not meet our guidance or the expectations of investment analysts or if we reduce our guidance for future periods, the market price of our common stock may decline as well.

A variety of factors, including seasonality and economic downturn, may cause our quarterly operating results to fluctuate, leading to volatility in our stock price.

Our quarterly results have fluctuated in the past and may fluctuate in the future, depending upon a variety of factors, including shifts in the timing of holiday selling seasons, including Valentine’s Day, Easter, Halloween, Thanksgiving and Christmas. A significant portion of our revenues and net earnings has been realized during the period from October through December each year. In anticipation of increased holiday sales activity, we incur certain significant incremental expenses prior to and during peak selling seasons, particularly October through December, including fixed catalog production and mailing costs and the costs associated with hiring a substantial number of temporary employees to supplement our existing workforce. For example, we realized significantly lower-than-expected revenues and net earnings during the October through December selling season of fiscal 2008 due to the economic downturn, which affected our business and operating results.

We may require external funding sources for operating funds, which may cost more than we expect, or not be available at the levels we require and, as a consequence, our expenses and operating results could be negatively affected.

We regularly review and evaluate our liquidity and capital needs. We currently believe that our available cash, cash equivalents, cash flow from operations and cash available under our existing credit facilities will be sufficient to finance our operations and expected capital requirements for at least the next 12 months. However, we might experience periods during which we encounter additional cash needs during the course of our fiscal year, and we might need additional external funding to support our operations. Although we were able to amend our line of credit facility during fiscal 2008 on acceptable terms, in the event we require additional liquidity from our lenders, such funds may not be available to us or may not be available to us on acceptable terms. In addition, we may not be able to renew our letters of credit that we use to help pay our suppliers in Asia on terms that are acceptable to us or at all as the availability of letter of credit facilities may continue to be limited. In addition, because we have not historically utilized all of the credit available to us under our existing letter of credit facilities, providers of such credit may reallocate limited credit to other borrowers. If the cost of credit is greater than expected or if we are unable to access credit at the levels we require, it could adversely affect our expenses and our operating results.

Disruptions in the financial markets may adversely affect our liquidity and capital resources and our business.

Disruptions in global financial markets and banking systems have made credit and capital markets more difficult for companies to access, even for some companies with established revolving or other credit facilities. We have access to capital through our revolving line of credit facility. Each financial institution which is part of the syndicate for our revolving line of credit facility is responsible for providing a portion of the loans to be made under the facility. If any participant or group of participants with a significant portion of the commitments in our revolving line of credit facility fail to satisfy its or their respective obligations to extend credit under the facility and we are unable to find a replacement for such participant or participants on a timely basis (if at all), our liquidity may be adversely affected and our business could be materially adversely affected.

If we are unable to pay quarterly dividends at intended levels, our reputation and stock price may be harmed.

In March 2008, our Board of Directors authorized an increase in our quarterly cash dividend from $0.115 to $0.12 per common share. The dividend program requires the use of a significant portion of our cash earnings. As a result, we may not retain a sufficient amount of cash to fund our operations or finance future growth opportunities, new product development initiatives and unanticipated capital expenditures. Our Board of Directors may, at its discretion, decrease the intended level of dividends or entirely discontinue the payment of dividends at any time. Our ability to pay dividends will depend on our ability to generate sufficient cash flows from operations in the future. This ability may be subject to certain economic, financial, competitive and other factors that are beyond our control. Any failure to pay dividends after we have announced our intention to do so may negatively impact our reputation and investor confidence in us and negatively impact our stock price.

If we fail to maintain proper and effective internal controls, our ability to produce accurate and timely financial statements could be impaired and investors’ views of us could be harmed.

We have evaluated and tested our internal controls in order to allow management to report on, and our registered independent public accounting firm to attest to, our internal controls, as required by Section 404 of the Sarbanes-Oxley Act of 2002. We have incurred, and expect to continue to incur, significant expenses and a diversion of management’s time to meet the requirements of Section 404. If we are not able to continue to meet the requirements of Section 404 in a timely manner or with adequate compliance, we would be required to disclose material weaknesses if they develop or are uncovered and we may be subject to sanctions or investigation by regulatory authorities, such as the Securities and Exchange Commission or the New York Stock Exchange. Any such action could negatively impact the perception of us in the financial market and our business. In addition, our internal controls may not prevent or detect all errors and fraud. A control system, no matter how well designed and operated, is based upon certain assumptions and can provide only reasonable assurance that the objectives of the control system will be met.

Changes to accounting rules or regulations may adversely affect our operating results.

Changes to existing accounting rules or regulations may impact our future operating results. A change in accounting rules or regulations may even affect our reporting of transactions completed before the change is effective. Other new accounting rules or regulations and varying interpretations of existing accounting rules or regulations have occurred and may occur in the future. Future changes to accounting rules or regulations or the questioning of current accounting practices may adversely affect our operating results.

Changes to estimates related to our property and equipment, including information technology systems, or operating results that are lower than our current estimates at certain store locations, may cause us to incur impairment charges.

We make certain estimates and projections in connection with impairment analyses for certain of our store locations and other property and equipment, including information technology systems, in accordance with “Statement of Financial Accounting Standards (“SFAS”) No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets.” These impairment analyses require that we review for impairment all stores for which current cash flows from operations are either negative or nominal, or the construction costs are significantly in excess of the amount originally expected. An impairment charge is required when the carrying value of the asset exceeds the undiscounted future cash flows over the remaining life of the lease. These calculations require us to make a number of estimates and projections of future results, often up to 20 years into the future. If these estimates or projections change or prove incorrect, we may be, and have been, required to record impairment charges on certain store locations and other property and equipment, including information technology systems. For example, during fiscal 2008, we recorded impairment charges of $33,995,000, related to underperforming retail stores. When these impairment charges are significant, our operating results have been and may in the future be adversely affected.

If we do not properly account for our unredeemed gift certificates, gift cards and merchandise credits, our operating results will be harmed.

We maintain a liability for unredeemed gift cards, gift certificates and merchandise credits until the earlier of redemption, escheatment or four years. After four years, the remaining unredeemed gift cards, gift certificate or merchandise credit liability is relieved and recorded within selling, general and administrative expenses. In the event that a state or states were to require that the unredeemed amounts should have been escheated to that state or states, our business and operating results would be harmed. Further, in the event that our historical redemption patterns change in the future, we might change the minimum time period for maintaining a liability for unredeemed gift certificates on our balance sheets, which would affect our operating results.

Fluctuations in our tax obligations and effective tax rate may result in volatility of our operating results and stock price.

We are subject to income taxes in many U.S. and certain foreign jurisdictions. We record tax expense based on our estimates of future payments, which include reserves for estimates of probable settlements of foreign and domestic tax audits. At any one time, many tax years are subject to audit by various taxing jurisdictions. The results of these audits and negotiations with taxing authorities may affect the ultimate settlement of these issues. As a result, we expect that throughout the year there could be on-going variability in our quarterly tax rates as taxable events occur and exposures are evaluated. Additionally, lower levels of net income or losses can increase the volatility of our tax rate. Further, our effective tax rate in a given financial statement period may be materially impacted by changes in the mix and level of earnings or by changes to existing accounting rules or regulations.

If we fail to attract and retain key personnel, our business and operating results may be harmed.

Our future success depends to a significant degree on the skills, experience and efforts of key personnel in our senior management, whose vision for our company, knowledge of our business and expertise would be difficult to replace. If any of our key employees leaves, is seriously injured or is unable to work, and we are unable to find a qualified replacement, we may be unable to execute our business strategy.

In addition, our main offices are located in the San Francisco Bay Area, where competition for personnel with retail and technology skills is intense. If we fail to identify, attract, retain and motivate these skilled personnel, especially in this challenging economic environment, our business may be harmed. Further, in the event we need to hire additional personnel, we may experience difficulties in attracting and successfully hiring such individuals due to significant competition for highly skilled personnel in our market.

We may be exposed to risks and costs associated with credit card fraud and identity theft that could cause us to incur unexpected expenditures and loss of revenue.

A significant portion of our customer orders are placed through our website or through our customer care centers. In addition, a significant portion of sales made through our retail channel require the collection of certain customer data, such as credit card information. In order for our sales channel to function and develop successfully, we and other parties involved in processing customer transactions must be able to transmit confidential information, including credit card information, securely over public networks. Third parties may have the technology or knowledge to breach the security of customer transaction data. Although we take the security of our systems and the privacy of our customers’ confidential information seriously, we cannot guarantee that our security measures will effectively prevent others from obtaining unauthorized access to our information and our customers’ information. Any person who circumvents our security measures could destroy or steal valuable information or disrupt our operations. Any security breach could cause consumers to lose confidence in the security of our website or stores and choose not to purchase from us. Any security breach could also expose us to risks of data loss, litigation and liability and could seriously disrupt our operations and harm our reputation, any of which could harm our business.

In addition, states and the federal government are increasingly enacting laws and regulations to protect consumers against identity theft. We collect personal information from consumers in the course of doing business. These laws will likely increase the costs of doing business and, if we fail to implement appropriate safeguards or to detect and provide prompt notice of unauthorized access as required by some of these new laws, we could be subject to potential claims for damages and other remedies, which could harm our business.

THE OFFER

1.	Eligibility.

You are an “eligible associate” if you are an employee of Williams-Sonoma based in the U.S. and you remain employed by Williams-Sonoma or a successor entity through the date on which the exchanged awards are cancelled. If you were notified in January 2009 that your scheduled termination date is prior to April 10, 2009 (the expected expiration date of the offer), you are not eligible to participate. None of our named executive officers or the members of our board of directors as of the commencement of the offer are eligible to participate in the offer. Our directors and named executive officers as of March 16, 2009 are listed on Schedule A to this Offer to Exchange.

To receive a grant of restricted stock units, you must remain a U.S.-based employee of Williams-Sonoma or a successor entity through the restricted stock unit grant date, which will be the same calendar day as the cancellation date. If you do not remain employed by Williams-Sonoma or a successor entity through the restricted stock unit grant date, you will keep your current eligible awards, and they will expire in accordance with their terms. If we do not extend the offer, the restricted stock unit grant date will be April 10, 2009. Except as provided by applicable law and/or any employment agreement between you and Williams-Sonoma, your employment with Williams-Sonoma will remain “at-will” and can be terminated by you or Williams-Sonoma at any time, with or without cause or notice. In order to vest in your restricted stock units and receive the shares subject to the award, you generally must remain an employee through each relevant vesting date. If your employment with Williams-Sonoma terminates (other than due to your death or disability; see Section 9 for details) before your restricted stock units vest, your restricted stock units will expire unvested and you will not be issued any shares of common stock pursuant to your restricted stock unit award.

2.	Number of awards; expiration date.

Subject to the terms and conditions of this offer, we will accept for exchange options and SSARs granted with an exercise price greater than $27.72 per share (which approximates the 52-week high of our per share stock price as of the start of this offer) that were granted on or before August 9, 2007, and are held by eligible associates, are outstanding and unexercised as of the expiration date of the offer, and that are properly elected to be exchanged, and are not validly withdrawn, before the expiration date of the offer. In order to be eligible, awards must be outstanding on the expiration date of the offer. For example, if a particular award grant expires during the offering period, that particular award grant is not eligible for exchange.

Participation in this offer is completely voluntary. You may decide which of your eligible awards you wish to exchange. If you hold more than one eligible award, however, you may choose to exchange one or more of such eligible awards without having to exchange all of your eligible awards. If you elect to participate in this offer, you must exchange all of the shares subject to any particular eligible award grant that you choose to exchange. Except for award grants that are subject to a domestic relations order (or comparable legal document as the result of the end of a marriage), we are not accepting partial tenders of award grants. However, if you elect to participate in this offer with respect to any partially exercised eligible award grant, you must exchange the entire remaining portion of such award grant.

For example (and except as otherwise described below), if you hold (1) an eligible award grant to purchase 1,000 shares, 500 of which you have already exercised, (2) an eligible award grant to purchase 2,000 shares, and (3) an eligible award grant to purchase 3,000 shares, you may choose to exchange all three award grants, or only two of the three award grants, or only one of the three grants, or none at all. You may not elect to exchange a partial amount under any award grant (such as an election to exchange only 150 shares of the remaining 500 shares under the first award grant).

However, this rule will not apply to the portion of any award that is subject to a domestic relations order (or comparable legal document as the result of the end of a marriage) and which is beneficially owned by a person who is not an employee of Williams-Sonoma. Any such portion of an award may not be exchanged in this offer (even if title to that portion of the award is held by an eligible associate). The portion beneficially owned by the eligible associate may be tendered in the offer if eligible; such portion must be tendered for all remaining outstanding shares. For instance, if the award grant to purchase 3,000 shares in the example above is subject to a domestic relations order, 1,000 of which are beneficially owned by your former spouse, then you may elect to participate in the offer and exchange the portion of the award grant that you beneficially own covering the outstanding 2,000 shares.

Exchange Ratios

Subject to the terms of this offer and upon our acceptance of your properly tendered awards, your exchanged awards will be cancelled and you will be granted restricted stock units as follows:

Per Share Exercise Price of Eligible Award	Restricted Stock Units for Exchanged Awards
$ 27.72 - $ 30.28	1 restricted stock unit for every 4.8 exchanged awards.
$ 30.29 - $ 30.33	1 restricted stock unit for every 3.7 exchanged awards.
$ 30.34 - $ 30.69	1 restricted stock unit for every 3.1 exchanged awards.
$ 30.70 - $ 31.49	1 restricted stock unit for every 3.8 exchanged awards.
$ 31.50 - $ 32.21	1 restricted stock unit for every 2.5 exchanged awards.
$ 32.22 - $ 32.30	1 restricted stock unit for every 5.0 exchanged awards.
$ 32.31 - $ 33.06	1 restricted stock unit for every 4.3 exchanged awards.
$ 33.07 - $ 34.38	1 restricted stock unit for every 2.9 exchanged awards.
$ 34.39 - $ 34.53	1 restricted stock unit for every 3.6 exchanged awards.
$ 34.54 - $ 34.93	1 restricted stock unit for every 3.1 exchanged awards.
$ 34.94 - $ 35.58	1 restricted stock unit for every 4.4 exchanged awards.
$ 35.59 - $ 38.84	1 restricted stock unit for every 4.1 exchanged awards.
$ 38.85 - $ 40.04	1 restricted stock unit for every 3.5 exchanged awards.
$ 40.05 - $ 40.43	1 restricted stock unit for every 4.2 exchanged awards.
$ 40.44 and higher	1 restricted stock unit for every 3.8 exchanged awards.

For purposes of this offer, including the exchange ratios, the term “award” generally refers to an option or SSAR. For purposes of applying the exchange ratios, fractional restricted stock units will be rounded down to the nearest whole restricted stock unit on a grant by grant basis.

The exchange ratios are intended to result in the issuance of restricted stock units for which we will recognize little or no accounting expense. The calculations to determine the exchange ratios calculate the “fair value” of the eligible awards using a standard but complicated valuation method called “Black-Scholes,” which takes into account a number of different factors relating to the eligible awards, including their remaining term. As a result of this valuation method, the exchange ratios do not increase or decrease in a “straight line” according to exercise price.

The exchange ratios apply to each of your eligible award grants separately. This means that the various award grants you have received may be subject to different exchange ratios.

Example 1

If you exchange an eligible award grant covering 1,000 shares with an exercise price per share of $29.56, you will receive 208 restricted stock units.

Example 2

If you exchange an eligible award grant covering 1,000 shares with an exercise price per share of $30.29, you will receive 270 restricted stock units.

Example 3

If you exchange an eligible award grant covering 1,000 shares with an exercise price per share of $30.34, you will receive 322 restricted stock units.

Example 4

If you exchange an eligible award grant covering 1,000 shares with an exercise price per share of $30.83, you will receive 263 restricted stock units.

Example 5

If you exchange an eligible award grant covering 1,000 shares with an exercise price per share of $31.50, you will receive 400 restricted stock units.

Example 6

If you exchange an eligible award grant covering 1,000 shares with an exercise price per share of $32.22, you will receive 200 restricted stock units.

Example 7

If you exchange an eligible award grant covering 1,000 shares with an exercise price per share of $32.31, you will receive 232 restricted stock units.

Example 8

If you exchange an eligible award grant covering 1,000 shares with an exercise price per share of $33.07, you will receive 344 restricted stock units.

Example 9

If you exchange an eligible award grant covering 1,000 shares with an exercise price per share of $34.39, you will receive 277 restricted stock units.

Example 10

If you exchange an eligible award grant covering 1,000 shares with an exercise price per share of $34.89, you will receive 322 restricted stock units.

Example 11

If you exchange an eligible award grant covering 1,000 shares with an exercise price per share of $34.94, you will receive 227 restricted stock units.

Example 12

If you exchange an eligible award grant covering 1,000 shares with an exercise price per share of $38.84, you will receive 243 restricted stock units.

Example 13

If you exchange an eligible award grant covering 1,000 shares with an exercise price per share of $39.05, you will receive 285 restricted stock units.

Example 14

If you exchange an eligible award grant covering 1,000 shares with an exercise price per share of $40.05, you will receive 238 restricted stock units.

Example 15

If you exchange an eligible award grant covering 1,000 shares with an exercise price per share of $40.44, you will receive 263 restricted stock units.

All restricted stock units will be subject to the terms of the restricted stock unit agreement between you and Williams-Sonoma and the Plan. The current form of restricted stock unit agreement under the Plan is incorporated by reference as an exhibit to the Schedule TO with which this Offer to Exchange has been filed and is available on the SEC website at www.sec.gov.

The expiration date for this offer will be 9:00 p.m., Pacific Time, on April 10, 2009, unless we extend the offer. We may, in our discretion, extend the offer, in which event the expiration date will refer to the latest time and date at which the extended offer expires. (See Section 15 of this Offer to Exchange for a description of our rights to extend, terminate and amend the offer)

3.	Purposes of the offer.

The primary purpose of this offer is to improve the retention and incentive benefits of our equity awards. We believe this offer will foster retention of our valuable employees and better align the interests of our employees and shareholders to maximize shareholder value. We issued the currently outstanding awards to attract and retain the best available personnel and to provide additional incentives to our employees. Our stock price, like that of many other companies in the retail and home-related industries, has declined significantly in the past few years. We and other home goods retailers have been impacted by the downturn in the housing market and declining consumer confidence, as well as other macro-economic factors. As a result of these factors, some of our outstanding awards, whether or not they are currently exercisable, have exercise prices that are significantly higher than the current market price for our stock. These awards are commonly referred to as being “underwater.” The restricted stock units may have greater employee retention value than the exchanged awards and therefore benefit Williams-Sonoma in its efforts to retain valuable employees.

The offer also will have the added benefit of reducing the number of equity awards outstanding under our Plan. Further, the Company is obligated to recognize compensation expense for the awards even though they are underwater and are not providing their intended incentive and retention benefits. This is not an efficient use of the Company’s resources. Since the offer is structured to replace underwater awards with restricted stock units of similar or lesser value, the Company expects to recognize little or no additional compensation expense. The only compensation expense we may incur would result from fluctuations in our stock price between the time the exchange ratios were set, shortly before the exchange program began, and when the exchange actually occurs on the expiration date, which we expect to be immaterial. As a result, the exchange program will allow the Company to realize real incentive and retention benefits from the restricted stock units issued, while recognizing essentially the same amount of compensation expense as we would have recognized for the eligible awards.

Except as otherwise disclosed in this offer or in our SEC filings, we presently have no plans, proposals, or negotiations that relate to or would result in:

•	Any extraordinary transaction, such as a merger, reorganization or liquidation, involving Williams-Sonoma;

•	Any purchase, sale or transfer of a material amount of our assets;

•

Any change in our present board of directors or management, including, but not limited to, any plans or proposals to change the number or term of directors or to fill any existing board vacancies or to change any named executive officer’s material terms of employment;

•	Any other material change in our corporate structure or business;

•	Our common stock being delisted from the New York Stock Exchange or not being authorized for quotation in an automated quotation system operated by a national securities association;

•	Our common stock becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”);

•	The suspension of our obligation to file reports pursuant to Section 15(d) of the Exchange Act;

•	The acquisition by any person of an additional amount of our securities or the disposition of an amount of any of our securities; or

•	Any change in our certificate of incorporation or bylaws, or any actions that may impede the acquisition of control of us by any person.

Neither we nor our board of directors makes any recommendation as to whether you should accept this offer, nor have we authorized any person to make any such recommendation. You should evaluate carefully all of the information in this offer and consult your investment and tax advisors. You must make your own decision about whether to participate in this offer.

4.	Procedures for electing to exchange awards.

Proper election to exchange awards.

Participation in this offer is voluntary. You may elect to participate in two ways: (i) through the offer website or (ii) by submitting your election form via facsimile or e-mail.

Electing Through the Offer Website:

1. To access the offer website, go to https://wsiequityawardexchange.com and log in to the website. When you log in for the first time, you will need to follow the instructions to register for the website.

2. After following the instructions on the offer website User Agreement, you may access various documents that provide further details about the offer. In addition, you may click on the “Start Here” button on the home page to access the exchange simulator which will enable you to enter hypothetical future stock prices and see the stock price’s effect on the potential future values of your eligible awards or restricted stock units.

3. To make your election, click on the “Go to Make My Election” button and select the eligible awards that you would like to exchange by clicking on the boxes next to such eligible awards.

4. Authorize your election by entering your username and the randomly-generated, personalized authorization code to digitally “sign off” on your choices.

5. Click on the “Submit My Election” button to finalize your elections.

6. Click on the “Generate a Confirmation Statement” button on the following confirmation screen to print out a record of your election.

Your election must be received by us on or before the expiration date, currently expected to be 9:00 p.m., Pacific Time, on April 10, 2009.

Electing via Facsimile or E-mail:

If you choose not to utilize the offer website acceptance process, you may submit your election by sending your acceptance by facsimile or e-mail by using the fax number or e-mail address as provided below. You do not need to submit an election by facsimile or e-mail if you accept the offer via the offer website. To send your election by facsimile or e-mail, you must do the following on or before 9:00 p.m., Pacific Time, on the expiration date, currently expected to be April 10, 2009:

1. Properly complete and sign the attached election form.

2. Deliver the completed and signed election form via facsimile or e-mail (via PDF or similar imaged document file) to:

Williams-Sonoma, Inc.

Attention: Compensation Department

Fax: (415) 283-3622

E-mail: wsiequityawardexchange@wsgc.com

General Information:

Williams-Sonoma must receive your properly completed and signed election form before the expiration date. The expiration date will be 9:00 p.m., Pacific Time, on April 10, 2009 unless we extend the offer.

If you participate in this offer, you can decide which of your eligible award grants you wish to exchange. To help you recall your outstanding eligible awards and give you the information necessary to make an informed decision, please refer to the grant information available on the offer website at https://wsiequityawardexchange.com, which lists your eligible award grants, the grant date of your awards, vesting schedule of your awards, the exercise price of your awards and the number of outstanding shares subject to your outstanding awards. We will mail this information via U.S. mail to eligible associates who do not have corporate e-mail addresses.

The offer website also contains a tool, called the “exchange simulator,” which allows eligible associates to enter hypothetical information regarding our future stock price and see the stock price’s effect on the potential future values of your eligible awards or RSUs. Note that this tool will not calculate the actual value of eligible awards or restricted stock units as the values generated by the tool depend on your estimate of the future value of our stock and do not take into account all relevant factors, such as taxes, etc. The exchange simulator is being provided to you solely for your convenience, by providing limited mathematical simulations of the potential value that could be received from exchanging your eligible awards for the grant of the new restricted stock units. The exchange simulator does not take into account all of the factors that you should consider in deciding whether to participate in the offer. The exchange simulator is only an aid and does not in any way change or supplement the terms of the Offer to Exchange, nor does it constitute a recommendation as to whether you should or should not participate in the offer.

Your election to participate becomes irrevocable after 9:00 p.m., Pacific Time, on April 10, 2009 unless the offer is extended past that time, in which case your election will become irrevocable after the new expiration date. The exception to this rule is that if we have not accepted your properly tendered awards by 9:00 p.m., Pacific Time, on May 8, 2009, you may withdraw your awards at any time thereafter. You may change your mind after you have submitted an election form and withdraw from the offer at any time before the expiration date, as described in Section 5. You may change your mind as many times as you wish, but you will be bound by the last properly submitted election and/or withdrawal we receive before the expiration date.

You also may change your mind about which of your eligible awards you wish to have exchanged. If you wish to add additional eligible awards to your election, you must complete and submit a new election before the expiration date by following the procedures described above. If you are submitting your election via the offer website, the new election must be properly completed and submitted after your prior election and after any withdrawal you have submitted. If you are submitting your new election by facsimile or e-mail, the new election must be properly completed, signed and dated after your prior election and after any withdrawal you have submitted and must list all eligible awards you wish to exchange. Any prior elections will be disregarded. If, instead, you wish to withdraw some or all of the eligible awards you elected for exchange, you may do so at any time before the expiration date by following the procedures described in Section 5.

The delivery of all documents, including elections and withdrawals, is at your own risk. Only responses that are complete and actually received by Williams-Sonoma by the deadline will be accepted.

If your election or withdrawal is received by Williams-Sonoma via facsimile or e-mail, Williams-Sonoma intends to confirm the receipt of your election and/or any withdrawal by e-mail, or, if you do not have a corporate e-mail address, to send you a confirmation via U.S. mail, within five U.S. business days. If you do not receive a confirmation, it is your responsibility to confirm that we have received your election and/or any withdrawal.

Confirmation statements for submissions through the offer website may be obtained by clicking on the “Generate a Confirmation Statement” button after submitting your election or withdrawal. You should print and save a copy of the confirmation for your records.

Responses submitted by any other means, including hand delivery, interoffice, U.S. mail (or other post) and Federal Express (or similar delivery service) are not permitted.

This is a one-time offer, and we will strictly enforce the offering period. We reserve the right to reject any awards tendered for exchange that we determine are not in appropriate form or that we determine are unlawful to accept. Subject to the terms and conditions of this offer, we will accept all properly tendered awards promptly after the expiration of this offer.

Our receipt of your election form is not by itself an acceptance of your awards for exchange. For purposes of this offer, we will be deemed to have accepted awards for exchange that are validly elected to be exchanged and are not properly withdrawn as of the time when we give oral or written notice to the award holders generally of our acceptance of awards for exchange. We may issue this notice of acceptance by press release, e-mail or other form of communication. Awards accepted for exchange will be cancelled on the cancellation date, which we presently expect will be April 10, 2009.

Determination of validity; rejection of awards; waiver of defects; no obligation to give notice of defects.

We will determine, in our discretion, all questions as to the validity, form, eligibility (including time of receipt) and acceptance of any awards. Our determination of these matters will be given the maximum deference permitted by law. However, you have all rights accorded to you under applicable law to challenge such determination in a court of competent jurisdiction. Only a court of competent jurisdiction can make a determination that will be final and binding upon the parties. We reserve the right to reject any election form or any awards elected to be exchanged that we determine are not in appropriate form or that we determine are unlawful to accept. We will accept all properly tendered awards that are not validly withdrawn. We also reserve the right to waive any of the conditions of the offer or any defect or irregularity in any tender of any particular awards or for any particular award holder, provided that if we grant any such waiver, it will be granted with respect to all award holders and tendered awards. No tender of awards will be deemed to have been properly made until all defects or irregularities have been cured by the tendering award holder or waived by us. Neither we nor any other person is obligated to give notice of any defects or irregularities in tenders, nor will anyone incur any liability for failure to give any notice. This is a one-time offer. We will strictly enforce the offering period, subject only to an extension that we may grant in our discretion.

Our acceptance constitutes an agreement.

Your election to exchange awards through the procedures described above constitutes your acceptance of the terms and conditions of this offer. Our acceptance of your awards for exchange will constitute a binding agreement between Williams-Sonoma and you upon the terms and subject to the conditions of this offer.

5.	Withdrawal rights and change of election.

You may withdraw some or all of the awards that you previously elected to exchange only in accordance with the provisions of this section.

You may withdraw some or all of the awards that you previously elected to exchange at any time before the expiration of the offer, which is expected to occur at 9:00 p.m., Pacific Time, on April 10, 2009. If we extend the offer, you may withdraw your awards at any time until the extended expiration date.

In addition, although we intend to accept all validly tendered awards promptly after the expiration of this offer, if we have not accepted your awards by 9:00 p.m., Pacific Time, on May 8, 2009, you may withdraw your awards at any time thereafter.

To withdraw some or all of the awards that you previously elected to exchange, you must deliver a valid withdrawal for some or all of the awards you wish to withdraw from the offer while you still have the right to withdraw the awards. You may withdraw your eligible awards in two ways: (i) through the offer website, or (ii) by submitting your withdrawal form via facsimile or e-mail. Any withdrawals must be made on or before 9:00 p.m., Pacific Time, on the expiration date, currently expected to be April 10, 2009.

Withdrawal Through the Offer Website:

1. Go to https://wsiequityawardexchange.com and log in to the website using the same log-in information you used when you made your initial election. If this is the first time you are logging in, you will need to follow the instructions to register for the website.

2. After following the instructions on the offer website User Agreement, click on the “Start Here” button on the home page of the offer website.

3. To make your withdrawal election, click on the “Go to Make My Election” button and deselect the eligible awards that you would like to withdraw from the offer by clicking on the boxes next to such awards.

4. Authorize your withdrawal election by entering your username and the randomly-generated, personalized authorization code to digitally “sign off” on your choices.

5. Click on the “Submit My Election” button to finalize your withdrawal elections.

6. Click on the “Generate a Confirmation Statement” button on the following confirmation screen to print out a record of your withdrawal election.

Withdrawal via Facsimile or E-mail:

If you choose not to utilize the offer website, you may submit your withdrawal by sending your withdrawal form by facsimile or e-mail by using the fax number or e-mail address as provided below. You do not need to submit your withdrawal by facsimile or e-mail if you already have done so via the offer website. To send your withdrawal by facsimile or e-mail, you must do the following before the expiration date:

1. Properly complete and sign the attached withdrawal form.

2. Deliver the completed and attached withdrawal form via facsimile or e-mail (via PDF or similar imaged document file) to:

Williams-Sonoma, Inc.

Attention: Compensation Department

Fax: (415) 283-3622

E-mail: wsiequityawardexchange@wsgc.com

General Information:

You may change your mind as many times as you wish, but you will be bound by the last properly submitted election and/or withdrawal we receive before the expiration date. Any awards that you do not withdraw will be bound pursuant to your prior election form.

If you withdraw some or all of your eligible awards, you may elect to exchange the withdrawn awards again at any time before the expiration date. All awards that you withdraw will be deemed not properly tendered for purposes of the offer, unless you properly re-elect to exchange such eligible awards before the expiration date. To re-elect to exchange some or all of your eligible awards, you must submit a new election to Williams-Sonoma before the expiration date by following the procedures described in Section 4 of this Offer to Exchange. This new election form must be properly completed, signed and dated after your original election form and after your withdrawal form and must list all eligible awards you wish to exchange, if delivered via facsimile or e-mail. Elections via the offer website must be submitted after the date of your prior withdrawal. Any prior election will be disregarded.

Neither we nor any other person is obligated to give you notice of any defects or irregularities in any withdrawal form or any new election form, nor will anyone incur any liability for failure to give any notice. We will determine, in our discretion, all questions as to the form and validity, including time of receipt, of withdrawal forms and new election forms. Our determination of these matters will be given the maximum deference permitted by law. However, you have all rights accorded to you under applicable law to challenge such determination in a court of competent jurisdiction. Only a court of competent jurisdiction can make a determination that will be final and binding upon the parties.

The delivery of all documents, including elections and withdrawals, is at your own risk. Only responses that are complete and actually received by Williams-Sonoma by the deadline will be accepted.

If your election or withdrawal is received by Williams-Sonoma via facsimile or e-mail, Williams-Sonoma intends to confirm the receipt of your election and/or any withdrawal by e-mail, or, if you do not have a corporate e-mail address, to send you a confirmation via U.S. mail, within five U.S. business days. If you do not receive a confirmation, it is your responsibility to confirm that we have received your election and/or any withdrawal.

Confirmation statements for submissions through the offer website may be obtained by clicking on the “Generate a Confirmation Statement” button after submitting your election or withdrawal. You should print and save a copy of the confirmation for your records.

Responses submitted by any other means, including hand delivery, interoffice, U.S. mail (or other post) and Federal Express (or similar delivery service) are not permitted.

6.	Acceptance of awards for exchange and issuance of restricted stock units.

Upon the terms and conditions of this offer and promptly following the expiration date, we will accept for exchange and cancel all eligible awards properly elected for exchange and not validly withdrawn before the expiration date. Once the awards are cancelled, you no longer will have any rights with respect to those awards. Subject to the terms and conditions of this offer, if your awards are properly tendered by you for exchange and accepted by us, these awards will be cancelled as of the cancellation date, which we anticipate to be April 10, 2009.

Subject to our rights to terminate the offer, discussed in Section 15 of this Offer to Exchange, we will accept promptly after the expiration date all properly tendered awards that are not validly withdrawn. We will give oral or written notice to the award holders generally of our acceptance for exchange of the awards. This notice may be made by press release, e-mail or other method of communication.

We will grant the restricted stock units on the restricted stock unit grant date, which is the same calendar day as the cancellation date. We expect the restricted stock unit grant date to be April 10, 2009. All restricted stock units will be granted under the Plan, and will be subject to a restricted stock unit agreement between you and Williams-Sonoma. The number of restricted stock units you will receive will be determined in accordance with the exercise price of your exchanged awards as described in Section 2 of this Offer to Exchange. Promptly after the expiration date, we will send you your restricted stock unit grant agreement. You will receive the shares subject to the restricted stock units when and if your restricted stock units vest, in accordance with the vesting schedule described in Section 9 of this Offer to Exchange.

Awards that we do not accept for exchange will remain outstanding until they expire by their terms and will retain their current exercise price and current vesting schedule.

7.	Conditions of the offer.

Notwithstanding any other provision of this offer, we will not be required to accept any awards tendered for exchange, and we may terminate the offer, or postpone our acceptance and cancellation of any awards tendered for exchange, in each case, subject to Rule 13e-4(f)(5) under the Exchange Act, if at any time on or after the date this offer begins, and before the expiration date, any of the following events has occurred, or has been determined by us, in our reasonable judgment, to have occurred:

•

There will have been threatened in writing or instituted or be pending any action, proceeding or litigation seeking to enjoin, make illegal or delay completion of the offer or otherwise relating in any manner, to the offer;

•	Any order, stay, judgment or decree is issued by any court, government, governmental authority or other regulatory or administrative authority and is in effect, or any statute, rule, regulation,

governmental order or injunction will have been proposed, enacted, enforced or deemed applicable to the offer, any of which might restrain, prohibit or delay completion of the offer or impair the contemplated benefits of the offer to us (see Section 3 of this Offer to Exchange for a description of the contemplated benefits of the offer to us);

•	There will have occurred:

•	any general suspension of trading in, or limitation on prices for, our securities on any national securities exchange or in an over-the-counter market in the United States,

•	the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States,

•

any limitation, whether or not mandatory, by any governmental, regulatory or administrative agency or authority on, or any event that, in our reasonable judgment, might affect the extension of credit to us by banks or other lending institutions in the United States,

•

in our reasonable judgment, any extraordinary or material adverse change in U.S. financial markets generally, including, a decline of at least 15% in either the Dow Jones Industrial Average, the Nasdaq Composite Index or the Standard & Poor’s 500 Index from the date of commencement of the offer,

•

the commencement, continuation, or escalation of a war or other national or international calamity directly or indirectly involving the United States, which reasonably could be expected to affect materially or adversely, or to delay materially, the completion of the offer, or

•	if any of the situations described above existed at the time of commencement of the offer and that situation, in our reasonable judgment, deteriorates materially after commencement of the offer;

•

A tender or exchange offer, other than this offer by us, for some or all of our shares of outstanding common stock, or a merger, acquisition or other business combination proposal involving us, will have been proposed, announced or made by another person or entity or will have been disclosed publicly or we will have learned that:

•

any person, entity or “group” within the meaning of Section 13(d)(3) of the Exchange Act acquires more than 5% of our outstanding common stock, other than a person, entity or group which had publicly disclosed such ownership with the SEC prior to the date of commencement of the offer,

•	any such person, entity or group which had publicly disclosed such ownership prior to such date will acquire additional common stock constituting more than 1% of our outstanding shares, or

•

any new group will have been formed that beneficially owns more than 5% of our outstanding common stock that in our judgment in any such case, and regardless of the circumstances, makes it inadvisable to proceed with the offer or with such acceptance for exchange of eligible awards;

•

There will have occurred any change, development, clarification or position taken in generally accepted accounting principles that could or would require us to record for financial reporting purposes compensation expense against our earnings in connection with the offer, other than as contemplated as of the commencement date of this offer (as described in Section 12 of this Offer to Exchange);

•	Any event or events occur that have resulted or is reasonably likely to result, in our reasonable judgment, in a material adverse change in our business or financial condition;

•

Any event or events occur that have resulted or may result, in our reasonable judgment, in a material impairment of the contemplated benefits of the offer to us (see Section 3 of this Offer to Exchange for a description of the contemplated benefits of the offer to us); or

•

Any rules or regulations by any governmental authority, the New York Stock Exchange, or other regulatory or administrative authority or any national securities exchange have been enacted, enforced, or deemed applicable to Williams-Sonoma that will or are likely to result in a material impairment of the contemplated benefits of the offer to us (see Section 3 of this Offer to Exchange for a description of the contemplated benefits of the offer to us).

If any of the above events occur, we may:

•	Terminate the offer and promptly return all tendered eligible awards to tendering holders;

•	Complete and/or extend the offer and, subject to your withdrawal rights, retain all tendered eligible awards until the extended offer expires;

•	Amend the terms of the offer; or

•	Waive any unsatisfied condition and, subject to any requirement to extend the period of time during which the offer is open, complete the offer.

The conditions to this offer are for our benefit. We may assert them in our discretion regardless of the circumstances giving rise to them before the expiration date. We may waive any condition, in whole or in part, at any time and from time to time before the expiration date, in our discretion, whether or not we waive any other condition to the offer. Any such waiver will be made with respect to all eligible associates in a uniform and nondiscriminatory manner. Our failure at any time to exercise any of these rights will not be deemed a waiver of any such rights, but will be deemed a waiver of our ability to assert the condition that was triggered with respect to the particular circumstances under which we failed to exercise our rights. Any determination we make concerning the events described in this Section 7 will be given the maximum deference permitted by law. However, you have all rights accorded to you under applicable law to challenge such determination in a court of competent jurisdiction. Only a court of competent jurisdiction can make a determination that will be final and binding upon the parties.

8.	Price range of shares underlying the awards.

The Williams-Sonoma common stock that underlies your awards is traded on the New York Stock Exchange under the symbol “WSM.” The following table shows, for the periods indicated, the high and low closing sales price per share of our common stock as reported by the New York Stock Exchange.

	High	Low
Fiscal Year Ended January 31, 2010
1st Quarter (through March 10, 2009)	$9.61	$7.55
Fiscal Year Ended February 1, 2009
4th Quarter	$9.57	$4.72
3rd Quarter	$19.44	$8.01
2nd Quarter	$27.39	$17.44
1st Quarter	$27.72	$22.00

Fiscal Year Ended February 3, 2008
4th Quarter	$30.78	$20.01
3rd Quarter	$34.28	$29.00
2nd Quarter	$35.91	$30.73
1st Quarter	$36.52	$32.55

On March 10, 2009, the last reported sale price of our common stock, as reported by the New York Stock Exchange, was $8.54 per share.

You should evaluate current market quotes for our common stock, among other factors, before deciding whether or not to accept this offer.

9.	Source and amount of consideration; terms of restricted stock units.

Consideration.

We will issue restricted stock units in exchange for eligible awards properly elected to be exchanged by you and accepted by us for such exchange. Restricted stock units are equity awards under which Williams-Sonoma promises to issue common stock in the future, provided the vesting criteria are satisfied. Subject to the terms and conditions of this offer, upon our acceptance of your properly tendered awards, you will be entitled to receive restricted stock units based on the exercise price of your exchanged awards as described in Section 2 of this Offer to Exchange. Fractional restricted stock units will be rounded down to the nearest whole restricted stock unit on a grant by grant basis. You do not have to make any cash payment to Williams-Sonoma to receive your restricted stock units or the common stock upon vesting.

If we receive and accept tenders from eligible associates of all awards eligible to be tendered (a total of options and stock-settled stock appreciation rights covering 3,156,600 shares) subject to the terms and conditions of this offer, we will grant restricted stock units covering a total of approximately 891,038 shares of our common stock, or approximately 0.84% of the total shares of our common stock outstanding as of March 10, 2009.

General terms of restricted stock units.

Restricted stock units will be granted under the Plan, and subject to a restricted stock unit agreement between you and Williams-Sonoma. Restricted stock units are a different type of equity award than stock options or stock appreciation rights and therefore, the terms and conditions of the restricted stock units will vary from the terms and conditions of the awards that you tendered for exchange, but such changes generally will not substantially and adversely affect your rights. The form of restricted stock unit agreement under the Plan is incorporated by reference to the Schedule TO with which this Offer to Exchange has been filed. In addition, a copy of the Plan and the form of restricted stock unit agreement is available on the SEC website at www.sec.gov. However, you should note that the vesting schedule of your restricted stock unit will differ from your exchanged award, as described below.

The following description summarizes the material terms of the Plan. Our statements in this Offer to Exchange concerning the Plan and the restricted stock units are merely summaries and do not purport to be complete. The statements are subject to, and are qualified in their entirety by reference to, the Plan and the form of restricted stock unit agreement under such Plan, which are available on the SEC website at www.sec.gov. The form of restricted stock unit agreement under the Plan is incorporated by reference to the Schedule TO with which this Offer to Exchange has been filed. Please contact us at wsiequityawardexchange@wsgc.com or (415) 616-7778 to receive a copy of the Plan and the form of restricted stock unit agreement. We will promptly furnish to you copies of these documents upon request at our expense.

Equity Award Plans.

The Plan permits the granting of options, restricted stock, restricted stock units, stock appreciation rights, deferred stock awards and dividend equivalent awards. The number of shares of common stock subject to options and SSARs currently outstanding under the Plan is 11,390,075 shares. The maximum number of shares of common stock reserved for issuance under the Plan will be reduced by 1.9 shares for every one restricted stock unit granted. The Plan is administered by our board of directors or a committee appointed by our board of directors, which we refer to as the “Administrator.” Subject to the other provisions of the Plan, the Administrator has the power to determine the terms, conditions and restrictions of the restricted stock units granted, including the number of restricted stock units and the vesting criteria.

Our 2000 Nonqualified Stock Option Plan (the “NSOP”) and Amended and Restated 1993 Stock Option Plan (the “1993 SOP”) permit the granting of stock options. The number of shares of common stock subject to options currently outstanding under the NSOP is 589,090 shares and under the 1993 SOP is 2,381,790 shares. Neither the NSOP nor the 1993 SOP is currently in effect.

Purchase price.

The purchase price, if any, of a restricted stock unit granted under the Plan generally is determined by the Administrator. For purposes of this offer, the purchase price of a restricted stock unit will be the par value of our common stock, which is equal to $0.01 per share, and the par value will be deemed paid by your past services rendered to Williams-Sonoma. As a result, you do not have to make any cash payment to Williams-Sonoma to receive your restricted stock units or the common stock upon vesting.

Vesting.

The vesting applicable to restricted stock units granted under the Plan generally is determined by the Administrator in accordance with the terms of the Plan. The restricted stock units granted under this offer will be subject to a set vesting schedule. Each restricted stock unit will vest as follows:

•	As described further below, vesting generally will be subject to the restricted stock unit holder continuing to be an employee of Williams-Sonoma through each relevant vesting date.

•	The vesting schedule of the restricted stock units will be determined on a grant-by-grant basis, based on the vesting schedule of the eligible award that the restricted stock units replace.

•

The restricted stock units will be scheduled to vest in equal installments on an annual basis from the restricted stock unit grant date and will vest ratably over the remaining vesting schedule (rounded up to the next full year) of the exchanged award.

•	None of the restricted stock units will be vested on the restricted stock unit grant date.

•

No restricted stock units will be scheduled to vest earlier than one year from their date of grant and no restricted stock units will be scheduled to vest earlier than the vesting dates of the exchanged awards.

•	The annual vesting date will be the anniversary of the date of grant of the restricted stock units.

•

If an exchanged award was fully vested on the cancellation date, 100% of the restricted stock units subject to the restricted stock unit grant will vest on the first anniversary of the restricted stock unit grant date.

•	We expect the restricted stock unit grant date will be April 10, 2009. If the expiration date is extended, the restricted stock unit grant date similarly will be delayed.

•

Vesting on any given vesting date is subject to your continued employment with Williams-Sonoma or one of its subsidiaries through that vesting date. If your employment with Williams-Sonoma terminates (other than due to your death or disability; see below for more details) before your restricted stock units vest, your restricted stock units will expire unvested and you will not be issued any shares of common stock subject to your restricted stock units.

•	After the restricted stock units vest, employment with us is not required to retain the common stock issued under the restricted stock units.

•

We will make minor modifications to the vesting schedule of any restricted stock units to eliminate fractional vesting (such that a whole number of restricted stock units will vest on each vesting date); this will be done by rounding down to the nearest whole number of restricted stock units that will vest on each vesting date and vesting the sum of the fractional restricted stock units (a whole number) on the last vesting date of the restricted stock unit vesting schedule, subject to your continued employment with us through such date.

Example 1:

Assume that an eligible associate elects to exchange an eligible award grant covering 500 shares with an exercise price of $32.22 per share and the following vesting schedule:

Vesting Schedule
100 shares vested on May 27, 2006
100 shares vested on May 27, 2007
100 shares vested on May 27, 2008
100 shares are scheduled to vest on May 27, 2009
100 shares are scheduled to vest on May 27, 2010

Assume that on April 10, 2009 (the expected expiration date of the offer), the eligible associate surrenders the award grant and, in accordance with the exchange ratios listed in Section 2 above, receives 100 restricted stock units. Subject to the eligible associate remaining employed by the Company through each such relevant date, the vesting schedule of the restricted stock units will be as follows:

Vesting Schedule
0 shares will be vested as of April 10, 2009
50 shares will be scheduled to vest on April 10, 2010
50 shares will be scheduled to vest on April 10, 2011

The eligible award was scheduled to vest fully on May 27, 2010, which is one year and two months from April 10, 2009, the restricted stock unit grant date in this example. The period remaining in the eligible award’s vesting schedule is rounded up to the nearest full year, or 2 years. None of the restricted stock units will be vested on the date of grant. The restricted stock units will vest in equal annual installments such that 50% of the restricted stock units vest on the first anniversary of the restricted stock unit grant date and the remaining 50% vest on the second anniversary of the restricted stock unit grant date, subject to the eligible associate remaining employed by the Company through each such respective vesting date.

Example 2 (shows impact of rounding):

Assume that an eligible associate elects to exchange an eligible award grant covering 1,000 shares with an exercise price of $34.56 per share and the following vesting schedule:

Vesting Schedule
200 shares vested on May 14, 2008
200 shares are scheduled to vest on May 14, 2009
200 shares are scheduled to vest on May 14, 2010
200 shares are scheduled to vest on May 14, 2011
200 shares are scheduled to vest on May 14, 2012

Assume that on April 10, 2009 (the expected expiration date of the offer), the eligible associate surrenders the award grant and, in accordance with the exchange ratios listed in Section 2 above, receives 322 restricted stock units. Subject to the eligible associate remaining employed by the Company through each such relevant date, the vesting schedule of the restricted stock units will be as follows:

Vesting Schedule
0 shares will be vested as of April 10, 2009
80 shares will be scheduled to vest on April 10, 2010
80 shares will be scheduled to vest on April 10, 2011
80 shares will be scheduled to vest on April 10, 2012
82 shares will be scheduled to vest on April 10, 2013

The eligible award grant was scheduled to vest fully on May 14, 2012, which is three years and two months from April 10, 2009, the restricted stock unit grant date in this example. The period remaining in the eligible award grant’s vesting schedule is rounded up to the nearest full year, or, in this example, 4 years. None of the restricted stock units will be vested on the date of grant. The restricted stock units will vest in equal annual installments such that 25% of the restricted stock units vest on each anniversary of the restricted stock unit grant date for 4 years, subject to the eligible associate remaining employed by the Company through each such respective vesting date. However, since no vesting may occur in a fraction of a share, 80 shares will vest in the first, second and third anniversaries of the grant date, and 82 shares will vest on the fourth anniversary of the grant date.

Restricted stock units which do not vest will be forfeited to Williams-Sonoma.

Vesting, Death or Disability.

Generally, restricted stock units granted by the Company, including those that will be granted under the offer, provide that an award recipient will receive pro-rata vesting of the restricted stock units if the award recipient ceases to be an employee of Williams-Sonoma as a result of death or disability.

Form of payout.

Restricted stock units granted under this offer and subsequently earned by a recipient will be paid out in shares of our common stock. The Company will satisfy all tax withholding obligations in the manner specified in your restricted stock unit agreement (generally through withholding of shares equal in value to the tax withholding obligation).

Adjustments upon certain events.

Events Occurring Before the Restricted Stock Unit Grant Date. Although we are not anticipating a merger or acquisition, if we merge or consolidate with or are acquired by another entity prior to the expiration of the offer, you may choose to withdraw any awards which you tendered for exchange and your awards will be treated in accordance with the applicable plan and award agreement under which they were granted. Further, if Williams-Sonoma is acquired prior to the expiration of the offer, we reserve the right to withdraw the offer, in which case your awards and your rights under them will remain intact and exercisable for the time period set forth in your award agreement and you will receive no restricted stock units in exchange for them. If Williams-Sonoma is acquired prior to the expiration of the offer but does not withdraw the offer, we (or the successor entity) will notify you of any material changes to the terms of the offer or the new restricted stock units, including any adjustments to the purchase price and number of shares that will be subject to the restricted stock units. Under such circumstances, the type of security and the number of shares covered by your restricted stock unit award would be adjusted based on the consideration per share given to holders of our common stock in connection with the acquisition. As a result of this adjustment, you may receive restricted stock units covering more or fewer shares of the acquiror’s common stock than the number of shares subject to the eligible awards that you tendered for exchange or than the number you would have received pursuant to the restricted stock units if no acquisition had occurred.

A transaction involving us, such as a merger or other acquisition, could have a substantial effect on our stock price, including significantly increasing the price of our common stock. Depending on the structure and terms of this type of transaction, award holders who elect to participate in the offer might be deprived of the benefit of the appreciation in the price of our common stock resulting from the merger or acquisition. This could result in a greater financial benefit for those award holders who did not participate in this offer and retained their original awards.

Finally, if another company acquires us, that company, as part of the transaction or otherwise, may decide to terminate some or all of our employees before the completion of this award exchange program. Termination of your employment for this or any other reason before the restricted stock unit grant date means that the tender of your eligible awards will not be accepted, you will keep your tendered awards in accordance with their original terms, and you will not receive any restricted stock units or other benefit for your tendered awards.

Events Occurring After the Restricted Stock Unit Grant Date. If, through or as a result of any merger, consolidation, sale of all or substantially all of the assets of the Company, reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split or other similar transaction, the outstanding shares of common stock of the Company are increased or decreased or are exchanged for a different number or kind of shares or other securities of the Company, or additional shares or new or different shares or other securities of the Company or other non-cash assets are distributed with respect to such shares of common stock or other securities, the Administrator will make an appropriate or proportionate adjustment in (i) the maximum number of shares reserved for issuance under the Plan, (ii) the number of equity awards that can be granted to any one individual equity award holder in any calendar year, (iii) the number and kind of shares or other securities subject to any then outstanding equity awards under the Plan, and (iv) the price for each share subject to any then outstanding equity awards under the Plan, without changing the aggregate exercise price.

In the event of a transaction described in the Plan, such as a consolidation, merger, sale of all or substantially all of the assets of the Company or liquidation or dissolution of the Company, each outstanding equity award granted under the Plan will (i) be assumed or equivalent awards will be substituted, by the acquiring or succeeding corporation or other entity (or an affiliate thereof), and/or (ii) upon written notice to the equity award holders, provide that all equity awards will terminate immediately prior to the consummation of such transaction. In the event that equity awards will terminate immediately prior to the consummation of such transaction, all outstanding equity awards will vest 100% immediately prior to their termination. Moreover, in such event, all equity awards, other than options and stock appreciation rights, will be fully settled in kind, at such appropriate consideration as determined by the Administrator in its sole discretion after taking into account any and all consideration payable per share of Williams-Sonoma common stock pursuant to such transaction (the “Transaction Price”) and all options and stock appreciation rights will be fully settled in kind in an amount equal to the difference between (i) the Transaction Price times the number of shares of common stock subject to such outstanding options or stock appreciation rights (to the extent then exercisable at prices not in excess of the Transaction Price) and (ii) the aggregate exercise price of all such outstanding options and stock appreciation rights. In the event of a transaction that qualifies as a change in the ownership or effective control of the Company under Internal Revenue Code Section 409A and the regulations and guidance thereunder (“Section 409A”), as applicable, any outstanding deferred stock awards will be paid out to the holder, to the extent then vested, upon the date of such transaction.

In the event of a transaction described in the NSOP or 1993 SOP, such as a dissolution or liquidation of the Company, or a reorganization, merger or consolidation of the Company with one or more corporations as a result of which the Company is not the surviving corporation, or a sale of substantially all the property or more than eighty percent (80%) of the then outstanding stock of the Company to another corporation, then the options granted under the NSOP or 1993 SOP (i) will become immediately exercisable and the stock plans and such options will terminate; (ii) will be assumed or substituted for by the successor corporation or its parent or subsidiary and the stock plans and options will terminate; (iii) will continue in the manner and under the terms provided under the stock plans and such stock plans will be continued by such corporation; or (iv) will be terminated for payment in cash or stock and the stock plans and options will terminate.

Transferability of restricted stock units.

Restricted stock units generally may not be transferred, other than by will or the laws of descent and distribution, unless the Administrator indicates otherwise in your restricted stock unit agreement. In the event of your death, any person who acquires the restricted stock units by bequest or inheritance may be issued the shares subject to the restricted stock units.

Registration and sale of shares underlying restricted stock units.

All of Williams-Sonoma’s shares of common stock issuable upon the vesting of the restricted stock units have been registered under the U.S. Securities Act of 1933, as amended (the “Securities Act”), on registration statements on Form S-8 filed with the SEC. Unless you are an employee who is considered an affiliate of Williams-Sonoma for purposes of the Securities Act, you will be able to sell the shares issuable upon receipt of your restricted stock units free of any transfer restrictions under applicable U.S. securities laws.

Federal income tax consequences.

You should refer to Section 14 of this Offer to Exchange for a discussion of the federal income tax consequences of the restricted stock units and exchanged awards, as well as the consequences of accepting or rejecting this offer. If you are a taxpayer of the United States, but also are subject to the tax laws of another non-U.S. jurisdiction, you should be aware that there might be other tax and social insurance consequences that may apply to you. We strongly recommend that you consult with your advisors to discuss the consequences to you of this transaction.

10.	Information concerning Williams-Sonoma.

We are a specialty retailer of products for the home. The retail segment of our business sells our products through our five retail store concepts (Williams-Sonoma, Pottery Barn, Pottery Barn Kids, West Elm and Williams-Sonoma Home). The direct-to-customer segment of our business sells similar products through our seven direct-mail catalogs (Williams-Sonoma, Pottery Barn, Pottery Barn Kids, Pottery Barn Bed and Bath, PBteen, West Elm and Williams-Sonoma Home) and six e-commerce websites (williams-sonoma.com, potterybarn.com, potterybarnkids.com, pbteen.com, westelm.com and wshome.com). The catalogs reach customers throughout the U.S., while the five retail concepts, as of February 1, 2009, operated 627 stores in 44 states, Washington D.C., Canada and Puerto Rico.

Our principal executive offices are located at 3250 Van Ness Avenue, San Francisco, California 94109, and our telephone number is (415) 421-7900. Questions regarding this offer, and requests for additional copies of this Offer to Exchange and the other offer documents, should be directed to:

Williams-Sonoma, Inc.

Attention: Compensation Department

3250 Van Ness Ave.

San Francisco, CA 94109

Phone: (415) 616-7778

Fax: (415) 283-3622

E-mail: wsiequityawardexchange@wsgc.com

Copies will be furnished promptly at Williams-Sonoma’s expense.

The financial information included in our annual report on Form 10-K for the fiscal year ended February 1, 2009, our quarterly report on Form 10-Q for the fiscal quarter ended November 2, 2008, and our annual report on Form 10-K for the fiscal year ended February 3, 2008 is incorporated herein by reference. Please see Section 17 of this Offer to Exchange titled, “Additional information,” for instructions on how you can obtain copies of our SEC filings, including filings that contain our financial statements.

We had a book value per share of $10.84 on November 2, 2008 (calculated using the book value as of November 2, 2008, divided by the number of outstanding shares of our common stock as of November 2, 2008).

The following table sets forth our “Fixed Charge Coverage Ratio” for the periods specified:

	January 28, 2007	February 3, 2008	November 2, 2008
Fixed Charge Coverage Ratio	3.9	3.6	2.9

The Fixed Charge Coverage Ratio is computed by dividing earnings by total fixed charges. For the purposes of computing the Fixed Charge Coverage Ratio, earnings consist of income before provision for income taxes, interest expense, depreciation expense, amortization expense and rent expense for the four fiscal quarters most recently ended. Fixed charges consist of the sum of total interest expense and rent expense for the four fiscal quarters most recently ended.

We did not repurchase any shares of our common stock during fiscal 2008 under our previously authorized $150 million share repurchase program. On December 2, 2008, our Board of Directors terminated this share repurchase program in response to current economic conditions and our belief that in these times it is strategically important to maintain a strong financial position and greater cash reserves.

Attached as Schedule B to this Offer to Exchange is a summary of our financial information from our annual report on Form 10-K for the fiscal year ended February 1, 2009, quarterly report on Form 10-Q for the fiscal quarter ended November 2, 2008 and annual report on Form 10-K for the fiscal year ended February 3, 2008. Please also see Section 18 of this Offer to Exchange, titled “Financial Statements” for additional information.

11.	Interests of directors and named executive officers; transactions and arrangements concerning the awards.

A list of our current directors and named executive officers as of March 16, 2009 is attached to this Offer to Exchange as Schedule A. Our named executive officers and the members of our board of directors as of the commencement of the offer may not participate in this offer. As of March 1, 2009, our named executive officers and directors (12 persons) as a group held options and SSARs unexercised and outstanding under the Plan and the NSOP to purchase a total of 4,942,850 of our shares, which represented approximately 37.7% of the shares subject to all options and stock appreciation rights outstanding under all of our plans as of that date.

The following table sets forth the beneficial ownership of each of our current named executive officers and directors of options and SSARs outstanding as of March 1, 2009. The percentages in the tables below are based on the total number of outstanding options and SSARs (i.e., whether or not eligible for exchange) to purchase our common stock, which was 13,115,082 as of March 1, 2009.

Name	Position	Number of Options and SSARs Outstanding	Percentage of Total Outstanding Options and SSARs
W. Howard Lester	Chairman of the Board and Chief Executive Officer	1,550,000	11.8%
Laura J. Alber	President	756,600	5.8%
Patrick J. Connolly	Executive Vice President, Chief Marketing Officer	840,000	6.4%
Dave M. DeMattei	Group President, Williams-Sonoma, Williams-Sonoma Home, West Elm	600,000	4.6%
Sharon L. McCollam	Executive Vice President, Chief Operating and Chief Financial Officer	718,000	5.5%
Adrian D.P. Bellamy	Director	141,750	1.1%
Adrian T. Dillon	Director	36,750	*
Anthony A. Greener	Director	6,750	*
Ted W. Hall	Director	6,750	*
Michael R. Lynch	Director	130,750	1.0%
Richard T. Robertson	Director	123,250	*
David B. Zenoff	Director	32,250	*

*	Less than 1%.

Our named executive officers and members of our board of directors as of the commencement of the offer are not eligible to participate in this offer.

To the best of our knowledge, no directors or named executive officers, nor any affiliates of ours, were engaged in transactions involving options or stock-settled stock appreciation rights to purchase our common stock or restricted stock units, or in transactions involving our common stock during the past sixty days before and including March 1, 2009.

12.	Status of awards acquired by us in the offer; accounting consequences of the offer.

Options and SSARs that we acquire through the offer will be cancelled and, to the extent they were granted under the Plan, the shares subject to those awards will be returned to the pool of shares available for grants of new awards under the Plan. To the extent shares returning to these plans are not fully reserved for issuance upon receipt of the restricted stock units to be granted in connection with the offer, the shares will be available for future awards to employees and other eligible Plan participants, respectively, without further shareholder action, except as required by applicable law or the rules of the New York Stock Exchange or any other securities quotation system or any stock exchange on which our shares are then quoted or listed. Options and SSARs granted under the NSOP and the 1993 SOP that we acquire through the offer will be cancelled and will not be available to be reissued under these plans. However, the Plan provides that these shares will become available for future grants under the Plan, up to a maximum of 754,160 shares, that otherwise would have returned to the NSOP and 1993 SOP share reserves. No future equity awards will be granted from the NSOP or the 1993 SOP, as these plans are no longer in effect. Any future equity grants will be granted from the Plan.

As of January 30, 2006, we adopted the provisions of Financial Accounting Standards Board Statement of Financial Accounting Standards No. 123 (Revised), Share-Based Payment (“SFAS 123(R)”). Under SFAS 123(R), we will recognize expense equal to the greater of the remaining unamortized balance associated with the award exchanged, or the fair market value of the new restricted stock unit. In the event that any of the restricted stock units are forfeited prior to their vesting due to termination of employment, any incremental compensation expense of the forfeited restricted stock units will not be recognized.

Since the offer has been structured to replace underwater awards with restricted stock units of similar or lesser value, the Company expects to recognize little or no additional compensation expense. The only compensation expense we are likely to incur would result from fluctuations in our stock price between the time the exchange ratios were set, shortly before the exchange program began, and when the exchange actually occurs on the expiration date, which we expect to be immaterial. As a result, the exchange program will allow the Company to realize real incentive and retention benefits from the restricted stock units issued, while recognizing essentially the same amount of compensation expense as we would have recognized for the eligible awards.

13.	Legal matters; regulatory approvals.

We are not aware of any license or regulatory permit that appears to be material to our business that might be affected adversely by our exchange of options and stock appreciation rights and issuance of restricted stock units as contemplated by the offer, or of any approval or other action by any government or governmental, administrative or regulatory authority or agency or any New York Stock Exchange listing requirements that would be required for the acquisition or ownership of our options and stock appreciation rights as contemplated herein. Should any additional approval or other action be required, we presently contemplate that we will seek such approval or take such other action. We cannot assure you that any such approval or other action, if needed, could be obtained or what the conditions imposed in connection with such approvals would entail or whether the failure to obtain any such approval or other action would result in adverse consequences to our business. Our obligation under the offer to accept tendered awards for exchange and to issue restricted stock units for tendered awards is subject to the conditions described in Section 7 of this Offer to Exchange.

If we are prohibited by applicable laws or regulations from granting restricted stock units on the restricted stock unit grant date, we will not grant any restricted stock units. We are unaware of any such prohibition at this time, and we will use reasonable efforts to effect the grant, but if the grant is prohibited on the restricted stock unit grant date we will not grant any restricted stock units and you will not receive any other benefit for the options and/or stock-settled stock appreciation rights you tendered and your eligible awards will not be accepted for exchange.

14.	Material income tax consequences.

Material U.S. federal income tax consequences.

The following is a summary of the material U.S. federal income tax consequences of the exchange of options and stock-settled stock appreciation rights for restricted stock units pursuant to the offer for those eligible associates subject to U.S. federal income tax. This discussion is based on the United States Internal Revenue Code, its legislative history, treasury regulations promulgated thereunder, and administrative and judicial interpretations as of the date of this offering circular, all of which are subject to change, possibly on a retroactive basis. This summary does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of award holders. If you are a citizen or a resident of the United States, but also are subject to the tax laws of another country, you should be aware that there might be other tax and social security consequences that may apply to you. We strongly recommend that you consult with your own tax advisors to discuss the consequences to you of this transaction.

We recommend that you consult your tax advisor with respect to the federal, state and local tax consequences of participating in the offer, as the tax consequences to you are dependent on your individual tax situation.

Award holders who exchange outstanding options and/or stock-settled stock appreciation rights for restricted stock units generally will not be required to recognize income for U.S. federal income tax purposes at the time of the exchange. We believe that the exchange will be treated as a non-taxable exchange.

Restricted stock units.

If you are a U.S. taxpayer, you generally will not have taxable income at the time you are granted a restricted stock unit. Instead, you will recognize ordinary income as the shares subject to the restricted stock units vest, at which time they can no longer be forfeited, and we will deliver the shares to you. At the same time, Williams-Sonoma will also typically have a tax withholding obligation. The amount of ordinary income you recognize will equal the fair market value of the shares. With regard to the shares issued pursuant to the restricted stock units granted under the offer, you will not have paid any amount for the shares. The Company will satisfy all tax withholding obligations in the manner specified in your restricted stock unit agreement (generally through withholding of shares equal in value to the tax withholding obligation). Any gain or loss you recognize upon the sale or exchange of shares that you acquire through a grant of restricted stock units generally will be treated as a capital gain or loss and will be long-term or short-term depending upon how long you have held the shares. Shares held more than 12 months are subject to long-term capital gain or loss, while shares held 12 months or less are subject to short-term capital gain or loss.

You also should note that if your restricted stock units constitute “deferred compensation” within the meaning of Section 409A and (1) the vesting of all or a portion of your restricted stock units is accelerated in connection with your separation from service with us, and (2) you are a “specified employee” (generally, a highly placed officer of the Company) at that time, then the delivery of accelerated shares under your restricted stock unit award may need to be delayed by six (6) months in order to allow you to avoid the imposition of additional taxation under Section 409A.

Stock options and stock-settled stock appreciation rights.

If you participate in this offer, your eligible awards will be exchanged for restricted stock units. So that you are able to compare the tax consequences of new restricted stock units to that of your eligible awards, we have included the following summary as a reminder of the tax consequences generally applicable to options and stock-settled stock appreciation rights under U.S. federal tax law.

Nonstatutory stock options stock-settled and stock appreciation rights.

Under current law, an award holder generally will not realize taxable income upon the grant of a nonstatutory stock option or stock-settled stock appreciation right, nor will such award holder realize taxable income upon the vesting of these shares. However, when you exercise a nonstatutory stock option, you generally will have ordinary income to the extent the fair market value of the shares on the date of exercise you receive is greater than the exercise price you pay. If the exercise price of a nonstatutory stock option is paid in shares of common stock or a combination of cash and shares of common stock, the excess of the value (on the date of exercise) of the shares of common stock purchased over the value of the shares surrendered, less any cash paid upon exercise, generally will be ordinary income taxable to you. When you exercise a stock-settled stock appreciation right, you generally will recognize ordinary income in an amount equal to the fair market value of any shares received.

The Company generally will be entitled to a deduction equal to the amount of ordinary income taxable to you if we comply with eligible reporting requirements.

Upon disposition of the shares, any gain or loss is treated as a capital gain or loss. The capital gain or loss will be long-term or short-term depending on whether the shares were held for more than 12 months. The holding period for the shares generally will begin just after the time you recognized income. The amount of such gain or loss will be the difference between: (i) the amount realized upon the sale or exchange of the shares, and (ii) the value of the shares at the time the ordinary income was recognized.

If you were an employee at the time of the grant of the award, any income recognized upon exercise of a nonstatutory stock option or stock-settled stock appreciation right generally will constitute wages for which withholding will be required.

Incentive stock options.

Most eligible associates hold eligible awards consisting of only nonstatutory stock options and SSARs. However, if you are one of the few individuals whose eligible awards include incentive stock options (as noted on your stock option agreement), please read the following section carefully to remind you of the general U.S. federal tax consequences that apply to incentive stock options:

Under current U.S. tax law, an option holder will not realize taxable income upon the grant of an incentive stock option. In addition, an option holder generally will not realize taxable income upon the exercise of an incentive stock option. However, an option holder’s alternative minimum taxable income will be increased by the amount that the aggregate fair market value of the shares underlying the option, which is generally determined as of the date of exercise, exceeds the aggregate exercise price of the option. Except in the case of an option holder’s death or disability, if an option is exercised more than three months after the option holder’s termination of employment, the option ceases to be treated as an incentive stock option and is subject to taxation under the rules that apply to nonstatutory stock options.

If an option holder sells the option shares acquired upon exercise of an incentive stock option, the tax consequences of the disposition depend upon whether the disposition is qualifying or disqualifying. The disposition of the option shares is qualifying if it is made:

•	more than two years after the date the incentive stock option was granted; and

•	more than one year after the date the incentive stock option was exercised.

If the disposition of the option shares is qualifying, any excess of the sale price of the option shares over the exercise price of the option will be treated as long-term capital gain taxable to the option holder at the time of the sale. Any such capital gain will be taxed at the long-term capital gain rate in effect at the time of sale.

If the disposition is not qualifying, which we refer to as a “disqualifying disposition,” the excess of the fair market value of the option shares on the date the option was exercised (or, if less, the amount realized on the disposition of the shares) over the exercise price will be taxable income to the option holder at the time of the disposition. Additional gain, if any, will be long-term or short-term capital gain, depending upon whether or not the shares were sold more than one year after the option was exercised.

Unless an option holder engages in a disqualifying disposition, we will not be entitled to a deduction with respect to an incentive stock option. If an option holder engages in a disqualifying disposition, we generally will be entitled to a deduction equal to the amount of compensation income taxable to the option holder.

In addition, eligible associates who hold eligible awards that are incentive stock options should note that if this offer is open for thirty or more calendar days, incentive stock options held by employees who do not participate in this offer will be considered to have been modified as of the date this offer commenced, which will be considered a new date of grant for purposes of determining whether the employee will receive favorable U.S. tax treatment with respect to the incentive stock options. As a result, if this offer is open for thirty or more calendar days, in order to receive favorable U.S. tax treatment with respect to any such incentive stock option, you must not dispose of any shares acquired with respect to the incentive stock option until the passage of more than two years from the date this offer commenced (that is, more than two years from March 16, 2009) and more than one year after the exercise of the option (even if you do not exchange your incentive stock options for restricted stock units). If these holding periods (and all other incentive stock option requirements) are met, the excess of the sale price of the option shares over the exercise price of the option will be treated as long-term capital gain. Currently, this offer is scheduled to expire on April 10, 2009. If the offer expires as scheduled, the offer will have remained open for twenty-six calendar days.

We recommend that you consult your tax advisor with respect to the federal, state, and local tax consequences of participating in the offer.

In addition, if you are a resident of more than one country, you should be aware that there might be tax and social insurance consequences for more than one country that may apply to you. We strongly recommend that you consult with your advisors to discuss the consequences to you of this transaction.

15.	Extension of offer; termination; amendment.

We reserve the right, in our discretion, at any time and regardless of whether or not any event listed in Section 7 of this Offer to Exchange has occurred or is deemed by us to have occurred, to extend the period of time during which the offer is open and delay the acceptance for exchange of any awards. If we elect to extend the period of time during which this offer is open, we will give you oral or written notice of the extension and delay, as described below. If we extend the expiration date, we also will extend your right to withdraw tenders of eligible awards until such extended expiration date. In the case of an extension, we will issue a press release, e-mail or other form of communication no later than 6:00 a.m., Pacific Time, on the next U.S. business day after the previously scheduled expiration date.

We also reserve the right, in our reasonable judgment, before the expiration date to terminate or amend the offer and to postpone our acceptance and cancellation of any awards elected to be exchanged if any of the events listed in Section 7 of this Offer to Exchange occurs, by giving oral or written notice of the termination or postponement to you or by making a public announcement of the termination. Our reservation of the right to delay our acceptance and cancellation of awards elected to be exchanged is limited by Rule 13e-4(f)(5) under the Exchange Act which requires that we must pay the consideration offered or return the awards promptly after termination or withdrawal of a tender offer.

Subject to compliance with applicable law, we further reserve the right, before the expiration date, in our discretion, and regardless of whether any event listed in Section 7 of this Offer to Exchange has occurred or is deemed by us to have occurred, to amend the offer in any respect, including by decreasing or increasing the consideration offered in this offer to award holders or by decreasing or increasing the number of awards being sought in this offer. As a reminder, if a particular award expires after commencement, but before cancellation under the offer, that particular award is not eligible for exchange. Therefore, if we extend the offer for any reason and if a particular award that was tendered before the originally scheduled expiration of the offer expires after such originally scheduled expiration date but before the actual cancellation date under the extended offer, that award would not be eligible for exchange.

The minimum period during which the offer will remain open following material changes in the terms of the offer or in the information concerning the offer, other than a change in the consideration being offered by us or a change in the amount of existing options and stock appreciation rights sought, will depend on the facts and circumstances of such change, including the relative materiality of the terms or information changes. If we modify the number of eligible awards being sought in this offer or the consideration being offered by us for the eligible awards in this offer, the offer will remain open for at least ten business days from the date of notice of such modification. If any term of the offer is amended in a manner that we determine constitutes a material change adversely affecting any holder of eligible awards, we promptly will disclose the amendments in a manner reasonably calculated to inform holders of eligible awards of such amendment, and we will extend the offer’s period so that at least five business days, or such longer period as may be required by the tender offer rules, remain after such change.

For purposes of the offer, a “business day” means any day other than a Saturday, Sunday or a U.S. federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, Eastern Time.

16.	Fees and expenses.

We will not pay any fees or commissions to any broker, dealer or other person for soliciting options or stock-settled stock appreciation rights to be exchanged through this offer.

17.	Additional information.

This Offer to Exchange is part of a Tender Offer Statement on Schedule TO that we have filed with the SEC. This Offer to Exchange does not contain all of the information contained in the Schedule TO and the exhibits to the Schedule TO. We recommend that you review the Schedule TO, including its exhibits, and the following materials that we have filed with the SEC before making a decision on whether to elect to exchange your awards:

1.	Our annual report on Form 10-K for our fiscal year ended February 1, 2009, filed with the SEC on April 2, 2009;

2.	Our quarterly report on Form 10-Q for our fiscal quarter ended November 2, 2008, filed with the SEC on December 12, 2008;

3.	Our annual report on Form 10-K for our fiscal year ended February 3, 2008, filed with the SEC on April 3, 2008;

4.	Our definitive proxy statement on Schedule 14A for our 2008 annual meeting of shareholders, filed with the SEC on April 3, 2008;

5.	The description of our common stock contained in our registration statement on Form 8-A filed with the SEC on April 30, 1998 and any further amendment or report filed thereafter for the purpose of updating such description; and

6.	The information contained in our current reports on Form 8-K filed with the SEC.

We filed our annual report on Form 10-K for our fiscal year ended February 1, 2009 on April 2, 2009. You should review this Form 10-K before making a final decision on whether to elect to exchange your awards.

These filings, our other annual, quarterly, and current reports, our proxy statements, and our other SEC filings may be examined, and copies may be obtained, at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. Our SEC filings also are available to the public on the SEC’s Internet site at http://www.sec.gov.

Each person to whom a copy of this Offer to Exchange is delivered may obtain a copy of any or all of the documents to which we have referred you, other than exhibits to such documents, unless such exhibits are specifically incorporated by reference into such documents, at no cost, by contacting Williams-Sonoma at:

Williams-Sonoma, Inc.

Attention: Compensation Department

3250 Van Ness Ave.

San Francisco, CA 94109

Phone: (415) 616-7778

Fax: (415) 283-3622

E-mail: wsiequityawardexchange@wsgc.com

As you read the documents listed above, you may find some inconsistencies in information from one document to another. If you find inconsistencies between the documents, or between a document and this Offer to Exchange, you should rely on the statements made in the most recent document.

The information contained in this Offer to Exchange about us should be read together with the information contained in the documents to which we have referred you, in making your decision as to whether or not to participate in this offer.

18.	Financial statements.

The financial information, including financial statements and the notes thereto, included in our annual report on Form 10-K for the fiscal year ended February 1, 2009, quarterly report on Form 10-Q for the fiscal quarter ended November 2, 2008 and annual report on Form 10-K for the fiscal year ended February 3, 2008, are incorporated herein by reference. Attached as Schedule B to this Offer to Exchange is a summary of our financial information from our annual report on Form 10-K for the fiscal year ended February 1, 2009, quarterly report on Form 10-Q for the fiscal quarter ended November 2, 2008 and annual report on Form 10-K for our fiscal year ended February 3, 2008. More complete financial information may be obtained by accessing our public filings with the SEC by following the instructions in Section 17 of this Offer to Exchange.

19.	Miscellaneous.

We are not aware of any jurisdiction where the making of the offer is not in compliance with applicable law. If we become aware of any jurisdiction where the making of the offer is not in compliance with any valid applicable law, we will make a good faith effort to comply with such law. If, after such good faith effort, we cannot comply with such law, the offer will not be made to, nor will awards be accepted from the award holders residing in such jurisdiction.

We have not authorized any person to make any recommendation on our behalf as to whether you should elect to exchange your options and/or stock appreciation rights through the offer. You should rely only on the information in this document or documents to which we have referred you. We have not authorized anyone to give you any information or to make any representations in connection with the offer other than the information and representations contained in this Offer to Exchange and in the related offer documents. If anyone makes any recommendation or representation to you or gives you any information, you must not rely upon that recommendation, representation, or information as having been authorized by us.

Williams-Sonoma, Inc.

March 16, 2009

SCHEDULE A

INFORMATION CONCERNING THE NAMED EXECUTIVE OFFICERS

AND DIRECTORS OF WILLIAMS-SONOMA, INC.

The directors and named executive officers of Williams-Sonoma, Inc. as of March 16, 2009, are set forth in the following table:

Name	Position and Offices Held
W. Howard Lester	Chairman of the Board and Chief Executive Officer
Laura J. Alber	President
Patrick J. Connolly	Executive Vice President, Chief Marketing Officer
Dave M. DeMattei	Group President, Williams-Sonoma, Williams-Sonoma Home, West Elm
Sharon L. McCollam	Executive Vice President, Chief Operating and Chief Financial Officer
Adrian D.P. Bellamy	Director
Adrian T. Dillon	Director
Anthony A. Greener	Director
Ted W. Hall	Director
Michael R. Lynch	Director
Richard T. Robertson	Director
David B. Zenoff	Director

The address of each named executive officer and director is:

Williams-Sonoma, Inc.

3250 Van Ness Avenue

San Francisco, California 94109

Our named executive officers and members of our board of directors as of the commencement of this offer are not eligible to participate in this offer.

A-1

SCHEDULE B

FINANCIAL INFORMATION OF WILLIAMS-SONOMA, INC.

WILLIAMS-SONOMA, INC.

CONSOLIDATED STATEMENTS OF EARNINGS

	Fiscal Year Ended
Dollars and shares in thousands, except per share amounts	Feb. 1, 2009 (52 Weeks)	Feb. 3, 2008 (53 Weeks)	Jan. 28, 2007 (52 Weeks)
Net revenues	$3,361,472	$3,944,934	$3,727,513
Cost of goods sold	2,226,300	2,408,963	2,240,226
Gross margin	1,135,172	1,535,971	1,487,287
Selling, general and administrative expenses	1,093,019	1,222,573	1,159,786
Interest income	(1,280)	(5,041)	(11,810)
Interest expense	1,480	2,099	2,125
Earnings before income taxes	41,953	316,340	337,186
Income taxes	11,929	120,583	128,318
Net earnings	$30,024	$195,757	$208,868
Basic earnings per share	$0.28	$1.79	$1.83
Diluted earnings per share	$0.28	$1.76	$1.79
Shares used in calculation of earnings per share:
Basic	105,530	109,273	114,020
Diluted	106,880	111,447	116,773

See Notes to Consolidated Financial Statements.

WILLIAMS-SONOMA, INC.

CONSOLIDATED BALANCE SHEETS

Dollars and shares in thousands, except per share amounts	Feb. 1, 2009	Feb. 3, 2008
ASSETS
Current assets
Cash and cash equivalents	$148,822	$118,950
Accounts receivable – net	37,405	48,052
Merchandise inventories – net	572,899	693,661
Prepaid catalog expenses	36,424	54,907
Prepaid expenses	45,354	32,276
Deferred income taxes	90,349	91,843
Other assets	9,420	10,086
Total current assets	940,673	1,049,775
Property and equipment – net	942,219	981,075
Non-current deferred income taxes	36,555	44,997
Other assets, net	16,017	18,007
Total assets	$1,935,464	$2,093,854
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Accounts payable	$162,362	$197,561
Accrued salaries, benefits and other	75,732	95,383
Customer deposits	192,209	201,743
Income taxes payable	112	83,984
Current portion of long-term debt	14,702	14,734
Other liabilities	15,620	18,129
Total current liabilities	460,737	611,534
Deferred rent and lease incentives	264,672	247,836
Long-term debt	10,259	11,238
Other long-term obligations	51,812	57,523
Total liabilities	787,480	928,131
Commitments and contingencies – See Note L
Shareholders’ equity
Preferred stock, $.01 par value, 7,500 shares authorized, none issued	—	—
Common stock, $.01 par value, 253,125 shares authorized,
105,664 shares issued and outstanding at February 1, 2009; 105,349 shares issued and outstanding at February 3, 2008	1,057	1,054
Additional paid-in capital	416,366	403,217
Retained earnings	725,052	746,201
Accumulated other comprehensive income	5,509	15,251
Total shareholders’ equity	1,147,984	1,165,723
Total liabilities and shareholders’ equity	$1,935,464	$2,093,854

See Notes to Consolidated Financial Statements.

WILLIAMS-SONOMA, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Thirteen Weeks Ended		Thirty-Nine Weeks Ended
Dollars and shares in thousands, except per share amounts	November 2, 2008	October 28, 2007	November 2, 2008	October 28, 2007
Net revenues	$752,052	$895,132	$2,353,457	$2,570,579
Cost of goods sold	511,572	553,051	1,557,911	1,606,433
Gross margin	240,480	342,081	795,546	964,146
Selling, general and administrative expenses	259,858	297,212	772,618	847,967
Interest income	223	322	987	3,823
Interest expense	381	512	1,156	1,548
Earnings (loss) before income taxes	(19,536)	44,679	22,759	118,454
Income tax expense (benefit)	(8,538)	17,602	4,926	47,261
Net earnings (loss)	$(10,998)	$27,077	$17,833	$71,193
Basic earnings (loss) per share	$(0.10)	$0.25	$0.17	$0.65
Diluted earnings (loss) per share	$(0.10)	$0.25	$0.17	$0.64
Shares used in calculation of earnings/loss per share:
Basic	105,635	108,308	105,501	109,743
Diluted	105,635	110,389	107,016	111,962

WILLIAMS-SONOMA, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

Dollars and shares in thousands, except per share amounts	November 2, 2008	February 3, 2008	October 28, 2007
ASSETS
Current assets
Cash and cash equivalents	$22,994	$118,950	$16,285
Accounts receivable	47,113	48,052	58,199
Merchandise inventories, net	694,597	693,661	769,727
Prepaid catalog expenses	53,880	54,907	75,650
Prepaid expenses	50,904	32,276	34,266
Deferred income taxes	91,564	91,843	71,111
Other assets	9,106	10,086	7,601
Total current assets	970,158	1,049,775	1,032,839
Property and equipment, net	976,307	981,075	973,997
Non-current deferred income taxes	42,858	44,997	33,231
Other assets	16,796	18,007	17,805
Total assets	$2,006,119	$2,093,854	$2,057,872
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Accounts payable	$232,669	$197,561	$241,901
Accrued salaries, benefits and other	82,086	95,383	90,850
Customer deposits	190,996	201,743	199,508
Income taxes payable	3,305	83,984	3,099
Current portion of long-term debt	14,568	14,734	15,769
Borrowings under line of credit	-	-	70,000
Other liabilities	12,762	18,129	24,330
Total current liabilities	536,386	611,534	645,457
Deferred rent and lease incentives	267,454	247,836	247,757
Long-term debt	10,050	11,238	11,468
Other long-term obligations	47,095	57,523	60,707
Total liabilities	860,985	928,131	965,389
Commitments and contingencies
Shareholders’ equity
Preferred stock, $.01 par value, 7,500 shares authorized, none issued	-	-	-
Common stock, $.01 par value, 253,125 shares authorized, issued and outstanding: 105,664, 105,349 and 107,079 shares at November 2, 2008, February 3, 2008 and October 28, 2007, respectively	1,056	1,054	1,071
Additional paid-in capital	411,361	403,217	399,558
Retained earnings	725,674	746,201	675,983
Accumulated other comprehensive income	7,043	15,251	15,871
Total shareholders’ equity	1,145,134	1,165,723	1,092,483
Total liabilities and shareholders’ equity	$2,006,119	$2,093,854	$2,057,872

WILLIAMS-SONOMA, INC.

CONSOLIDATED STATEMENTS OF EARNINGS

	Fiscal Year Ended
Dollars and shares in thousands, except per share amounts	Feb. 3, 2008 (53 Weeks)	Jan. 28, 2007 (52 Weeks)	Jan. 29, 2006 (52 Weeks)
Net revenues	$3,944,934	$3,727,513	$3,538,947
Cost of goods sold	2,408,963	2,240,226	2,103,465
Gross margin	1,535,971	1,487,287	1,435,482
Selling, general and administrative expenses	1,222,573	1,159,786	1,090,392
Interest income	(5,041)	(11,810)	(5,683)
Interest expense	2,099	2,125	1,975
Earnings before income taxes	316,340	337,186	348,798
Income taxes	120,583	128,318	133,932
Net earnings	$195,757	$208,868	$214,866
Basic earnings per share	$1.79	$1.83	$1.86
Diluted earnings per share	$1.76	$1.79	$1.81
Shares used in calculation of earnings per share:
Basic	109,273	114,020	115,616
Diluted	111,447	116,773	118,427

WILLIAMS-SONOMA, INC.

CONSOLIDATED BALANCE SHEETS

Dollars and shares in thousands, except per share amounts	Feb. 3, 2008 (53 Weeks)	Jan. 28, 2007 (52 Weeks)
ASSETS
Current assets
Cash and cash equivalents	$118,950	$275,429
Accounts receivable	48,052	48,821
Merchandise inventories – net	693,661	610,599
Prepaid catalog expenses	54,907	59,610
Prepaid expenses	32,276	28,570
Deferred income taxes	91,843	70,837
Other assets	10,086	7,097
Total current assets	1,049,775	1,100,963
Property and equipment – net	981,075	912,582
Non-current deferred income taxes	44,997	18,670
Other assets (less accumulated amortization of $876 and $632)	18,007	16,116
Total assets	$2,093,854	$2,048,331
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Accounts payable	$197,561	$214,771
Accrued salaries, benefits and other	95,383	85,148
Customer deposits	201,743	187,625
Income taxes payable	83,984	101,638
Current portion of long-term debt	14,734	15,853
Other liabilities	18,129	22,699
Total current liabilities	611,534	627,734
Deferred rent and lease incentives	247,836	236,604
Long-term debt	11,238	12,822
Other long-term obligations	57,523	19,740
Total liabilities	928,131	896,900
Commitments and contingencies
Shareholders’ equity
Preferred stock, $.01 par value, 7,500 shares authorized, none issued	—	—
Common stock, $.01 par value, 253,125 shares authorized, 105,349 shares issued and outstanding at February 3, 2008; 109,868 shares issued and outstanding at January 28, 2007	1,054	1,099
Additional paid-in capital	403,217	358,223
Retained earnings	746,201	784,325
Accumulated other comprehensive income	15,251	7,784
Total shareholders’ equity	1,165,723	1,151,431
Total liabilities and shareholders’ equity	$2,093,854	$2,048,331